SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [   ]

CHECK THE APPROPRIATE BOX:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to 240.14a-11(c) or Section
       240.14a-12

                      Howard B. Wolf, Inc.
----------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)


----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[   ]   No fee required.

[   ]  Fee  computed on table below per Exchange Act  Rules  14a-
       6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          -------------------------------------------------------

          (2) Aggregate number of securities to which transaction applies:

          -------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------

          (4) Proposed maximum aggregate value of transaction:

          -------------------------------------------------------

          (5) Total fee paid:

          -------------------------------------------------------


[ X ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          -------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------

          (3)  Filing Party:

          -------------------------------------------------------

          (4)  Date Filed:

          -------------------------------------------------------

                      HOWARD B. WOLF, INC.
                        3809 Parry Avenue
                    Dallas, Texas  75226-1753
                         (214) 823-9941


                                                 April 15, 1999

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of the Shareholders of Howard B. Wolf, Inc., a Texas corporation (the "Company"), to be held at 10:00, a.m. on May 6, 1999 at the Crescent Club, 200 Crescent Court, Dallas, Texas (including any adjournment or postponement thereof, the "Special Meeting").

     At the Special Meeting, you will be asked to consider the advisability of dissolving the Company by adopting a plan to liquidate the Company and distribute its assets to the shareholders (the "Plan of Liquidation").

     DETAILS OF THE PLAN OF LIQUIDATION APPEAR IN THE
ACCOMPANYING PROXY STATEMENT. PLEASE GIVE THIS MATERIAL YOUR
CAREFUL ATTENTION.

     Approval of the Plan of Liquidation requires the affirmative vote of the holders of at least two-thirds (66-2/3%) of the Company's issued and outstanding shares of common stock, $0.33-1/3 par value per share (the "Common Stock"). Each share of the Common Stock is entitled to one vote on all matters to come before the Special Meeting. The Common Stock constitutes the only outstanding class of capital stock of the Company.

     It is important that your shares of Common Stock be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please COMPLETE, SIGN AND DATE the enclosed proxy card and MAIL it promptly using the enclosed, pre-addressed, postage-paid, return envelope. If you attend the Special Meeting, you may revoke the proxy given and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention will be greatly appreciated.

                              Sincerely,


                              Howard B. Wolf
                              Chairman of the Board

                     YOUR VOTE IS IMPORTANT.
               PLEASE RETURN YOUR PROXY PROMPTLY.

                      HOWARD B. WOLF, INC.
                        3809 Parry Avenue
                    Dallas, Texas  75226-1753
                         (214) 823-9941

                  ____________________________


            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    TO BE HELD MAY 6, 1999

To the Shareholders of Howard B. Wolf, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Shareholders of Howard B. Wolf, Inc. (the
"Company"), will be held at the Crescent Club, 200 Crescent Court, Dallas, Texas at 10:00 a.m. (Dallas, Texas time), on May 6, 1999 for the purpose of considering the advisability of dissolving the Company by adopting a proposal to liquidate the Company and distribute its assets to the shareholders. The full text of the Plan of Complete Liquidation and Dissolution is attached as Appendix A to the Proxy Statement.

     THE SPECIAL MEETING IS BEING CALLED BY THE BOARD OF
DIRECTORS OF THE COMPANY IN ORDER FOR THE SHAREHOLDERS TO
CONSIDER THE ADVISABILITY OF DISSOLVING THE COMPANY BY ADOPTING A
PROPOSAL TO LIQUIDATE THE COMPANY AND DISTRIBUTE ITS ASSETS TO
THE SHAREHOLDERS.

     The Board of Directors has fixed the close of business on April 9, 1999 as the record date (the "Record Date") for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Special Meeting will be available for examination at the offices of the Company for ten days prior to the Special Meeting. Approval of the Plan of Liquidation requires the affirmative vote of the holders of at least two-thirds (66-2/3%) of the Company's common stock.

     EACH SHAREHOLDER IS CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. TO ASSURE REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAD PREVIOUSLY RETURNED A PROXY CARD.

                              By Order of the Board of Directors,


                              Howard B. Wolf
                              Chairman of the Board

Dallas, Texas
April 15, 1999

TABLE OF CONTENTS
                                                               Page
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED
 LIQUIDATION OF THE COMPANY..................................   1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..............   2
THE SPECIAL MEETING..........................................   3
 Time, Date and Place of Special Meeting.....................   3
 Purpose of the Special Meeting; Recommendation of
  the Board of Directors.....................................   3
 Record Date and Outstanding Shares..........................   4
 Intentions to Vote..........................................   4
 Quorum and Voting of Proxies; Revocation....................   4
 Voting Rights...............................................   4
 Vote Required...............................................   5
 No Dissenters' or Appraisal Rights Under Texas Law..........   5
 Proxy Solicitation and Expenses.............................   5
THE PROPOSED LIQUIDATION.....................................   6
 General.....................................................   6
 Provision for Liabilities and Claims........................   7
 Estimated Amount Available for Distribution per Share.......   8
 Distribution to Shareholders................................   9
 Directors Officers and Indemnification......................   9
 Background of the Proposed Liquidation......................   9
 The Company's Reasons for the Proposed Liquidation;
  Recommendation of the Board of Directors...................  11
 Interests of Certain Persons in the Proposed Liquidation....  12
 Regulatory Approvals........................................  12
 Material Federal Income Tax Consequences....................  12
 Expenses and Other Fees.....................................  14
 Delisting and Deregistration of the Company's
  Common Stock...............................................  14
OWNERSHIP OF COMMON STOCK BY MANAGEMENT......................  15
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY..........  16
PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA...............  17
STOCK PERFORMANCE DATA.......................................  18
 Market Information..........................................  18
 Recent Market Price.........................................  18
 Number of Holders...........................................  18
COMPARATIVE PER SHARE DATA...................................  19
PRO FORMA FINANCIAL DATA.....................................  20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............  23
DEADLINE FOR SHAREHOLDER PROPOSALS...........................  23
MISCELLANEOUS................................................  24

                      QUESTIONS AND ANSWERS
                 ABOUT THE PROPOSED LIQUIDATION



Q.   Who is soliciting my proxy?

A.   The Board of Directors of Howard B. Wolf, Inc.


Q.   Where and when is the Special Meeting?

A.   10:00 a.m., May 6, 1999, at the Crescent Club, 200 Crescent
     Court, Dallas, Texas.


Q.   What am I voting on?

A. Management of the Company is seeking the authorization of the shareholders to liquidate the Company and distribute its assets to the shareholders through the adoption of the Plan of Complete Liquidation and Dissolution.


Q.   Why should the Company liquidate?

A. The Company has experienced the erosion of its primary marketplace as more and more independent women's specialty stores have closed and many remaining stores are placing smaller and smaller orders. Contributing to this erosion are the generational and societal buying habits of women. After extensive research and study, management has determined that these trends will continue to negatively impact the future prospects of the Company.


Q. How will the money received from the liquidation be distributed to the Company's shareholders?

A. After the payment of all of the Company's claims and obligations, the Company shall distribute pro rata to the shareholders all available cash. Management currently estimates that approximately $4,400,000 (or $4.17 per share) will be available for distribution in connection with the liquidation.


Q.   Will shareholders have appraisal rights?

A. No. Shareholders of the Company will not have appraisal rights as a result of this transaction.


Q.   What should shareholders do now?

A. Shareholders should mail their signed and dated proxy card in the enclosed envelope as soon as possible, so that their shares will be represented at the shareholders' meeting.


Q. Can shareholders change their vote after they have mailed a signed proxy card?

A. Yes. Shareholders can change their vote in one of three ways at any time before their proxies are used. First, shareholders can revoke their proxies by written notice. Second, shareholders can complete new, later-dated proxy cards. Third, shareholders can attend the special shareholders' meeting and vote in person.


Q.   How are shares held in a broker's name voted?

A. Brokers will vote shares nominally held in their name (or in what is commonly called "street name") only if the beneficial shareholder provides the broker with written instructions on how to vote. Absent such instructions, these shares will not be voted. Shareholders are urged to instruct their brokers in writing to vote shares held in street name for the proposed transaction.


Q.   Whom should shareholders call with questions?

A. The Company shareholders who have questions about the transaction should call Eugene K. Friesen, the Company's Senior Vice President and Treasurer, at (972) 823-9941.


Q.   Has the Company sought a fairness opinion on the Proposed
     Liquidation?

A. No. The Company has not sought a fairness opinion on the Proposed Liquidation.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that the Company believes might cause such differences include the amount and nature of liabilities of or that may be asserted against the Company, the timing and amount of any distributions to shareholders pursuant to the Plan of Liquidation, and those specific risks that are discussed in the cautionary statements accompanying the forward-looking statements in this Proxy Statement and in the Risk Factors detailed in the Company's previous filings with the Securities and Exchange Commission (the "Commission"). In assessing forward-looking statements contained herein, shareholders are urged to read carefully all cautionary statements contained in this Proxy Statement and in those other filings with the Commission.

                      HOWARD B. WOLF, INC.
                        3809 Parry Avenue
                    Dallas, Texas  75226-1753
                         (214) 823-9941

                    _________________________

                         PROXY STATEMENT
               FOR SPECIAL MEETING OF SHAREHOLDERS

                       THE SPECIAL MEETING

TIME, DATE AND PLACE OF SPECIAL MEETING

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Howard
B. Wolf, Inc., a Texas corporation (the "Company") for use at the Special Meeting of Shareholders to be held at 10:00 a.m. (Dallas, Texas time) on May 6, 1999 at the Crescent Club, 200 Crescent Court, Dallas, Texas and at any meeting held upon adjournment or postponement thereof (the "Special Meeting").

     Copies of this Proxy Statement, the attached Notice of Special Meeting of Shareholders, and the enclosed form of proxy are first being mailed to the Company's shareholders on or about
April 15, 1999.


PURPOSE OF THE SPECIAL MEETING; RECOMMENDATION OF THE BOARD OF
DIRECTORS

     At the Special Meeting, holders of the Company's common stock, $0.33 1/3 par value per share (the "Common Stock"), will consider the advisability of dissolving the Company by voting upon a proposal to approve and adopt the Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation"), pursuant to which the Board of Directors of the Company proposes to liquidate the Company (the "Proposed Liquidation") and distribute the assets of the Company to the shareholders. A copy of the Plan of Liquidation has been attached as Appendix A to this Proxy Statement.

     Pursuant to the applicable provisions of the Texas Business Corporation Act (the "TBCA"), the Company is required to obtain the affirmative vote of at least two-thirds (66-2/3%) of the outstanding shares of Common Stock in order to voluntarily dissolve the Company. Upon the adoption of a resolution of the shareholders of the Company to adopt the Plan of Liquidation, and after compliance with the provisions of the TBCA, the Company shall effect the Proposed Liquidation.

THE  BOARD  OF  DIRECTORS HAS APPROVED THE  PLAN  OF  LIQUIDATION
(SUBJECT TO SHAREHOLDER APPROVAL) AND RECOMMENDS THAT THE COMPANY
BE DISSOLVED.

     The Company has made no provision or plan as to what it would do if the shareholders of at least two-thirds of its common stock do not vote in favor of the Plan of Liquidation.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors of the Company has fixed the close of business on April 9, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Accordingly, only holders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. As of the Record Date, there were 225 holders of record of the Common Stock of the Company and 1,056,191 shares of Common Stock were issued and outstanding.


INTENTIONS TO VOTE

     The directors and executive officers of the Company, who beneficially hold an aggregate of approximately 453,598 of the outstanding shares of Common Stock of the Company, have indicated their intentions to vote their shares in favor of the Plan of Liquidation. As of the Record Date, the total number of shares of Common Stock which these individuals have indicated a desire to vote equal 453,598 shares of Common Stock. Accordingly, approval of the Plan of Liquidation by the Company's shareholders is likely. See "Ownership of Common Stock by Management."

QUORUM AND VOTING OF PROXIES; REVOCATION

     The presence at the Special Meeting, in person or by proxy, of the holders of one-half (50%) of the Company's aggregate shares of issued and outstanding Common Stock on the Record Date will constitute a quorum at the Special Meeting. Shares of Common Stock which are represented by properly executed proxy cards received by the Company at or prior to the Special Meeting, and not duly and timely revoked, will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the Plan of Liquidation.

     Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Special Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting by ballot at the Special Meeting.

     Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. The persons named as proxies with respect to the Special Meeting may propose and vote for one or more adjournments of the Special Meeting to permit further solicitation of proxies in favor of the proposals; provided, however, that no proxy which is voted against the Plan of Liquidation will be voted in favor of any such adjournment or postponement.

VOTING RIGHTS

     Each share of Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The Common Stock constitutes the only outstanding capital stock of the Company.

VOTE REQUIRED

     The affirmative vote of the holders of at least two-thirds (66-2/3%) of the issued and outstanding shares of Common Stock on the Record Date is required to approve the Plan of Liquidation. Abstentions and "broker non-votes" will have the effect of votes against approval of the Plan of Liquidation. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

NO DISSENTERS' OR APPRAISAL RIGHTS UNDER TEXAS LAW

     Shareholders of the Company who do not approve of the Plan of Liquidation are not entitled to appraisal rights, dissenters' rights or any other rights with respect to the Proposed
Liquidation under Texas law or the Company's Restated Articles of Incorporation, as amended.

PROXY SOLICITATION AND EXPENSES

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Special Meeting of Shareholders, will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, facsimile or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses.

                    THE PROPOSED LIQUIDATION

GENERAL

     The Company's Board of Directors unanimously recommends to the shareholders that the shareholders approve adoption of the Plan of Liquidation of the Company. By Resolution dated
February 3, 1999, the Directors approved the Plan of Liquidation (a copy of which is attached to this Proxy Statement as Appendix
A). The Plan of Liquidation is subject to the approval of the shareholders of the Company, which is the matter to be considered at the Special Meeting. The summary description of the Plan of Liquidation and its effects set forth hereafter is qualified in its entirety by reference to the Plan of Liquidation itself. The Plan of Liquidation basically provides that upon adoption by the shareholders, the Company will be dissolved and its corporate existence terminated in accordance with Texas law.

     Assuming that the Plan of Liquidation is approved by the shareholders at the Special Meeting, then the Board of Directors will proceed in the following manner:

1. To the extent deemed necessary by the Board of Directors, the Board will establish and set aside reasonable amounts to meet claims against the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown. Claims which are filed with the Company will be dealt with and provision will be made for payment of all duly approved claims and liabilities (to the extent of available funds realized upon sale of the Company's assets). The Company will also pay all expenses of the liquidation and termination of the Company's existence from the Company's cash and from the sale of these assets. (See "Provision of Liabilities and Claims" hereafter).

2. If deemed appropriate by the Board of Directors, the Company may establish an escrow account ("Escrow Account") or Trust ("Trust") and transfer to one or more escrow agents or trustees, for the benefit of the shareholders (the "Escrow Agent(s)" or "Trustee(s)," respectively), under an Escrow Account or Trust, any assets of the Company which are (a) not reasonably susceptible to distribution to the shareholders, including without limitation non-cash assets and assets held on behalf of the shareholders (i) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as may be required or (ii) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (b) held as a contingency reserve out of which maybe paid any contingent liabilities, including but not limited to those rising under workers' compensation, environmental laws, federal or state securities law, or any other federal or state laws, which arise after the dissolution of the Company.

3. The Company shall distribute pro rata to the shareholders all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors, Escrow Agent(s) or the Trustee(s) (as applicable), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors, Escrow Agent(s) or the Trustee(s), in their absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the

     Company's property and assets, and of the liquidation and dissolution provided for in the Plan of Liquidation. This
     Contingency Reserve may consist of cash and/or property.

4. After provision for creditors' claims is made and all property has been distributed and if there are no pending legal, administrative or arbitration proceedings or adequate provisions have been made to satisfy any judgment arising therefrom, Articles of Dissolution will be filed with the Texas Secretary of State, pursuant to the Texas Business Corporation Act ("TBCA"), and any and all other necessary or appropriate actions will be taken to dissolve and to terminate the Company's existence.

PROVISION FOR LIABILITIES AND CLAIMS

     The Board of Directors believes that no material contingent claims are outstanding as of the date of this Proxy Statement.

ESTIMATED AMOUNT AVAILABLE FOR DISTRIBUTION PER SHARE

     The following estimate of the amount available for distribution to shareholders is based upon the Board of Directors' best estimates of the amounts available, the expenses to be incurred and provisions for immaterial outstanding contingent liabilities. Although the Directors have carefully reviewed all of this material, it must be emphasized that THESE AMOUNTS ARE ESTIMATES ONLY AND MUST BE CONSIDERED AS PRELIMINARY. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN THAT THE ESTIMATED LIQUIDATION AMOUNT WILL BE ACTUALLY REALIZED OR THAT THE AMOUNTS DISTRIBUTED TO SHAREHOLDERS WILL NOT VARY MATERIALLY FROM THE PRELIMINARY AMOUNTS WHICH ARE SET FORTH BELOW. While it is not possible to determine the exact amount that may ultimately be realized upon disposition of the Company's assets if the Plan of Liquidation is adopted by the shareholders, the Directors believe that the amount available for distribution as a result of the liquidation, will aggregate approximately $4.17 per share as set forth below:


                                          Book Value on          Estimated
             Category                   February 3, 1999      Realizable Value
----------------------------------    --------------------  -------------------
Current Assets:

  Cash and cash equivalents             $      750,000        $      750,000
  Accounts receivable                        1,900,000             1,500,000
  Inventories                                3,500,000             2,200,000
  Prepaid expenses                              50,000                     0
  Refundable federal income tax                200,000               400,000
  Deferred federal income tax                  239,000               165,000
                                        --------------        --------------
       Total current assets                 $6,639,000             5,015,000

Property, plant and equipment (net)            800,000             1,800,000

Property, plant and equipment not                    0               235,000
used in  operations (net)

Other assets                                    50,000                50,000
                                        --------------        --------------

          Total assets                      $7,489,000        $    7,100,000
                                        ==============        ==============

Current liabilities:

  Accounts payable and                  $      400,000        $    2,260,000
       accrued liabilities
                                                     0               440,000
Contingency liability reserve

Deferred federal income tax                     70,000                     0

Shareholders' equity                         7,019,000             4,400,000
                                        --------------        --------------

     Total liabilities
       and shareholders' equity             $7,489,000        $    7,100,000
                                        ==============        ==============

Estimated amount available for                     N/A        $    4,400,000
distribution to shareholders


Amount per share                                   N/A                 $4.17

DISTRIBUTION TO SHAREHOLDERS

     The Plan of Liquidation provides that the remaining assets of the Company will be distributed to the shareholders at such time as may be determined by the Board of Directors (or the Escrow Agent(s) or Trustee(s), as applicable). The character, amount and timing of these distributions will depend upon claims filed against the Company during the claim periods established by law and under the Plan of Liquidation, as well as any amounts deemed necessary or appropriate to provide for the satisfaction of the Company's liabilities, either fixed or contingent, as well as the expenses of liquidating the Company.

     The expenses of winding up the Company's affairs, preparing all reports required by federal and state law in connection with the Company's continued existence, the negotiation and completion of payment of any claims against the Company, as well as all expenses and liabilities which continue to arise or be incurred during the course of the liquidation process will reduce the amount of assets available for distribution to the shareholders.

     Upon the initial distribution under the Plan of Liquidation, shareholders may be required to surrender their common stock certificates to the Company or its agents for cancellation. If the distributions are to be made out of a Trust, then the shareholders will have to surrender their common stock certificates as a condition to entitlement to receive distributions from a Trust.

     The Company anticipates that the initial distribution to shareholders will occur within 180 days of the approval of the Plan of Liquidation.

DIRECTORS, OFFICERS AND INDEMNIFICATION

     It is anticipated that the Company will continue to pay compensation to certain officers who continue to provide services to the Company at present levels through May 31, 1999.

     It is anticipated that all of the Company's directors (all but two of whom are shareholders of the Company) will remain directors of the Company until the Plan of Liquidation is approved by the shareholders.

     The Plan of Liquidation provides for indemnification to the directors, officers, employees or agents of the Company against all liabilities and expenses in connection with the liquidation or any other affairs of the Company. In the event the Company's assets, which may be held by a Trust for the benefit of shareholders, are insufficient to satisfy these liabilities and expenses, the Company will indemnify such persons moving funds from the Contingency Reserve.

BACKGROUND OF THE PROPOSED LIQUIDATION

     In 1952 Howard B. Wolf, Inc. began the designing, manufacturing and marketing of the HOWARD WOLF label, which consisted primarily of dresses for career and professional women who demanded smart, fashionable clothes at a competitive price. The Company developed a design staff and production facilities to insure the look and quality of its products. Its primary market was better women's specialty stores and department stores.
HOWARD WOLF fashions carved out a unique niche in the market place and became a prestigious label among discriminating consumers. As consumer demand changed in the market place, the Company introduced HOWARD WOLF SPORTSWEAR label in 1972. Maintaining most of their profile and marketplace, the HOWARD WOLF labels enjoyed much success. Additional labels - PRET-A-PORTE - dresses and sportswear and ERNESTO W. blouses - were introduced in 1969 and 1976, respectively. In 1993, the HOWARD WOLF W label, featuring dresses and sportswear in fashionable larger sizes, was introduced. Due to a lack of sales volume, the three latter mentioned labels were primarily relegated to serve certain stores that placed special request orders.

     In 1994 management recognized that the Company's traditional target distribution channels, i.e. independent retail specialty stores, were experiencing a decline in volume and that many were opting to close their doors. The Company engaged a consulting firm to analyze all aspects of its operations and markets with a view to reposition itself for growth over the next decade. Management concluded that the best course of action was to continue to broaden the Company's market base by gaining a greater penetration in selected geographical territories and increase its marketing in Canada and Mexico. In addition, steps were taken to develop chain and catalogue distribution.

     The desired volume was not achieved in these geographical territories, and initial export distribution was soon reduced dramatically by the peso devaluation in Mexico and the economic downturn in Canada. However, the volume of such exports never made any material contribution to the Company. The development of chain and catalogue sales was moderately successful, but profit margins were unacceptably low in this segment of business.

     In the 1980's, the Company closed all of its non-headquarters' factories in order to gain cost efficiencies and quicker turn-around time in production. Independent sewing contractors were utilized together with limited offshore production. In order to gain the cost efficiencies considered necessary to be competitive in the marketplace, the Company sought to significantly increase its sales volume to take advantage of offshore production.

     In the mid-1990's, the Company continued to experience the erosion of its primary marketplace as more and more independent women's specialty stores closed and many of the remaining stores were placing smaller and smaller orders. Generational and societal buying habits of women were among the reasons for the stores' lower sales. Upon continued research and study, management determined that it would be necessary to try to find a compatible company to acquire or to merge with in order to gain both sales volume and the efficiencies necessary to generate acceptable profit levels. In 1996, the number one consulting firm in the apparel industry was engaged to explore the entire marketplace, both domestic and international, for the best candidate for acquisition or merger. After a two-year search a compatible partner had not been found.

     In 1997, the Company did extensive research on vertical retailing and opened two pilot HOWARD WOLF outlet mall retail stores in premium outlet malls in Napa, California and Las Vegas, Nevada. After approximately a year and one-half of operations in Napa and approximately 11 months of operations in Las Vegas, profitable sales volumes were not achieved and both stores closed.

     Sales orders booked for the Fall 1998 season and the Holiday/Cruise 1998 season continued to be below desired levels. The Company's operations for the first quarter ended August 31, 1998 were at a break-even profit level. Sales orders booked for the Spring 1999 season were approximately forty percent lower than in 1998. This lower sales volume contributed to the Company's loss of $441,000 for the quarter ended November 30, 1998.

     Management again scrutinized all of the Company's business and concluded that in the foreseeable future little change, if any, would be forthcoming in its niche in the fashion industry. Many department stores and discount volume stores have become deeply entrenched in obtaining their own private label brands through volume importers, thus making them direct competitors. Management also noted that several apparel manufacturers throughout the country were closing.

     With the amount of 1999 Spring and Summer orders booked, the Company's loss from operations in the third quarter was projected to be even greater than in the second quarter. Again, one more effort was made to find a strategic partner. When this failed, management recommended to the Board of Directors that in the best interests of the shareholders, the Company should meet its obligations to its loyal customers by completing the production and shipment of the 1999 Spring and 1999 Summer seasons and then present to the shareholders the Plan of Liquidation. After intense study and research, the Board of Directors approved a press release to inform the shareholders and financial community of the decision and to take the necessary action to call a special shareholders meeting.

     In February of 1999, the Company sold its facility in Greenville, Texas, for $237,000. This facility had been leased to a non-related entity and was not used in the Company's operations.

     The Company had entered into a contract whereby it would have sold its Parry Avenue property in Dallas, Texas. However, this contract was terminated by the prospective buyer and the parties have negotiated a new agreement, pursuant to which such prospective buyer must purchase the Parry Avenue property for $1,700,000 or forfeit a $25,000 deposit. Upon any such sale of the Parry Avenue property, the Company will lease back the Parry Avenue property until it terminates its operations at the facility or moves into another facility.

     On February 16, 1999, the Company entered into a purchase agreement (the "Purchase Agreement") with Jean St. Germain, a California corporation ("JSG") pursuant to which the Company agreed to sell JSG all of the assets necessary to produce salesman's samples of the Howard Wolf Fall 1999 collection. In addition, subject to either (a) the approval of the Company's shareholders of the Plan of Liquidation, or (b) a vote by the Company's Board of Directors to proceed without such approval, the Company shall sell to JSG its interest in the Intellectual Property (as defined in the Purchase Agreement). During the period between the date of the Purchase Agreement and the I.P. Closing Date (as defined in the Purchase Agreement), the use of the Intellectual Property by JSG shall be governed by that certain license agreement by and between the Company and JSG attached as an exhibit to the Purchase Agreement.

     On October 8, 1998, the Company began to downsize its staff.
As of April 9, 1999, the Company had 19 employees.

THE COMPANY'S REASONS FOR THE PROPOSED LIQUIDATION;
RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE PLAN OF LIQUIDATION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PLAN OF LIQUIDATION AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF LIQUIDATION.
                  ---

     As described above under "Background of the Proposed Liquidation," the decision of the Company's Board to approve the Plan of Liquidation followed months of exploring and analyzing the advantages and disadvantages of liquidating the Company's assets. In making its recommendation to the shareholders of the Company, the Board considered a number of factors, including those noted immediately below which were determined by the Board to favor a decision to consummate the Proposed Liquidation:

     (i) the current financial condition and future prospects for the Company, especially in light of the Board's conclusion that the potential for growth in the Company was limited without significant additional capital expenditures or finding a strategic partner;

     (ii) liquidation will permit the Company's shareholders to receive a portion of the value of the Company's assets, which the Board believes have been depreciated to less than current realizable value;
            and

     (iii) liquidation will prevent further erosion of the shareholders' equity through continuing net operating losses.

     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes all material factors considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board of Directors, be impractical. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board. In addition, individual members of the Board may have given different weight to different factors.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED LIQUIDATION

     The directors of the Company currently anticipate that, upon the dissolution of the Company, the Company will provide each of its employees with severance payments equal to one week's salary for each year of service by such employee, up to a maximum of ten weeks. The total amount of such payments is estimated to be $300,000. No assurance can be given that this estimated amount for severance payments will not vary from the amount set forth above.

REGULATORY APPROVALS

     The Plan of Liquidation does not require any regulatory approvals other than the federal filings required under applicable U.S. securities laws in connection with this Proxy
Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material federal income tax consequences of the Proposed Liquidation, including the Plan of Liquidation, to the Company and its shareholders, but is not intended to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories or shareholders subject to special treatment under certain federal income tax laws (such as, for example, dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate in accordance with the Plan of Liquidation. Distributions pursuant to the Plan of Liquidation may occur at various times and in more than one tax year. No assurances can be given that the tax treatment described herein will remain unchanged through each distribution.

     No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Liquidation, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There can be no assurance that a Trust (if implemented) will be treated as a Trust for federal income tax purposes or that the distributions made pursuant to the Plan of Liquidation will be treated as liquidating distributions. There can be no assurance that the Company's determination of the fair market value of any property distributed will not be challenged, or that, if challenged, will be upheld. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or the shareholder level, thus reducing the benefit to the shareholders and the Company from the liquidation.

     CONSEQUENCES TO THE COMPANY. After the approval of the Proposed Liquidation and until the liquidation is complete, the Company will continue to be subject to tax on its taxable income. The Company will generally recognize taxable gain or loss on sales of its property pursuant to the Plan of Liquidation. Upon any liquidating distribution of property to the shareholders or to a Trust (if applicable), the Company will generally recognize gain or loss as if such property were sold to the shareholders and/or a Trust. The amount of any such gain or loss will be the difference between (i) the Company's adjusted tax basis for each asset and (ii) the amount of consideration received for that asset (reduced by the costs of the transaction allocable to that asset) in the case of a sale, or the asset's fair market value in the case of a liquidating distribution.

     It is anticipated that the net taxable income recognized by the Company as a result of the sale of its assets will not create a significant current regular federal income tax liability for the Company because of the Company's anticipated level of operating losses and expenses for the fiscal year ending May 31, 1999.

     CONSEQUENCES TO SHAREHOLDERS. The shareholders will not recognize any gain or loss as a result of the sale by the Company of its assets (or deemed sale of assets, in the event of any liquidating distribution of property to the shareholders and/or to a Trust). As a result of receiving a liquidating distribution from the Company, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money distributed to such shareholder directly or to a Trust on the shareholder's behalf (if applicable), and (ii) such shareholder's adjusted tax basis for his or her shares of Common Stock. A shareholder adjusted tax basis will depend upon various factors, including such shareholder's cost and the amount and nature of any distributions received with respect thereto. Any gain or loss should be capital gain or loss provided that the shares are capital assets in the hands of the shareholder. Long-term capital gain realized by a shareholder that is an individual, estate or trust may be eligible for reduced tax rates.

     The Company will provide shareholders and the IRS with a statement of the amount of cash and the fair market value (as determined by the Company) of any property distributed to the shareholders during that year, at such time and in such manner as required by the Treasury Regulations.

     THE TRUST. If the Company transfers assets to a Trust, shareholders will be treated for tax purposes at the time of transfer as having received their pro rata share of money transferred to the Trust, reduced by the amount of known liabilities assumed by the Trust or to assets transferred are subject. A Trust itself should not be subject to tax, assuming that it is treated as a Trust for federal income tax purposes. After formation of a Trust, shareholders must take into account for federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the Trust.

     As indicated above, the Company has not obtained any IRS ruling as to the tax status of a Trust, and there can be no assurance that the IRS will agree with the Company's conclusion that a Trust should be treated as a Trust for federal income tax purposes. If it were determined that a Trust should be classified for federal income tax purposes as an association taxable as a corporation (as a result of the change in the IRS ruling guidelines or administrative positions, or otherwise), income and losses of the Trust would be reflected on its own tax return rather than being passed through to the shareholders and the Trust would be required to pay federal income taxes at corporate tax rates. Furthermore, a significant portion of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the shareholders from a Trust may be treated as a dividend subject to tax at ordinary income tax rates.

     STATE AND LOCAL TAX CONSEQUENCES. The Company may be subject to liability for state and local taxes with respect to the sale of assets. Shareholders may also be subject to liability for state and local taxes with respect to their receipt of liquidating distributions and their interests in a Trust. State and local tax laws may differ in various respects from federal tax law. Shareholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Liquidation.

     THE FOREGOING SUMMARY OF CERTAIN TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY SHAREHOLDER. THE TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF A SHAREHOLDER. THE COMPANY RECOMMENDS THAT EACH SHAREHOLDER CONSULT HIS OR HER OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION.

EXPENSES AND OTHER FEES

     The expenses of administering the Company, winding up the Company's affairs, preparing all reports required by federal and state law in connection with the Company's continued existence, negotiating and completing payment of any claims against the Company, and providing for the payment of all expenses and liabilities which continue to arise or be incurred during the course of the liquidation process will be paid by the Company.

DELISTING AND DEREGISTRATION OF THE COMPANY'S COMMON STOCK

     If the Plan of Liquidation is approved, the Company's Common Stock will be delisted from the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. The stock ledger of the Company will closed upon such delisting and deregistration.

           OWNERSHIP OF COMMON STOCK BY MANAGEMENT

     The following table sets forth the beneficial ownership (as defined by the rules of the Commission) of Common Stock of the Company by (1) each director of the Company, (2) the Company's Chief Executive Officer and each of the Company's other executive officers (other than the Chief Executive Officer) whose total salary and bonus exceed $100,000 and (3) all directors and officers as a group, together with the percentage of the outstanding shares which such ownership represents. Information is stated as of April 15, 1999.


                                  Amount and Nature of
   Name of Beneficial Owner     Beneficial Ownership (1)   Percent of Class
------------------------------- ------------------------  ------------------
Creed L. Ford III                        1,000                      *
Eugene K. Friesen                       36,580                     3.5
Joel Held                                    -                      -
Juan M. Villamizar                           -                      -
Howard B. Wolf (2) (3)                 254,729                    24.1
Robert D. Wolf (2) (4)                 161,289                    15.3
All officers and directors as a
group (6 persons) (2) (3) (4)          453,598                    42.9

* less than one percent


(1) The nature of the beneficial ownership of the shares by the respective persons is sole voting and investment power unless otherwise indicated.
(2) Howard B. Wolf is the father of Robert D. Wolf. Each of such persons wholly disclaims any beneficial ownership of shares owned by the other.
(3) Lois C. Wolf (wife of Howard B. Wolf) owns 42,665 shares over which she has sole voting and investment powers. In addition to the 254,729 shares, 40,600 shares are owned by an "affiliate" of Mr. Wolf as that term is defined in the General Rules and Regulations under the Securities Exchange
     Act of 1934, and are held of record by Mr. Wolf as trustee for certain private charitable foundations created by him.
     Mr. Wolf disclaims any beneficial interest in such shares.
(4)  Includes 1,000 shares held as trustee for his daughter.


       SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
     (Amounts in Thousands, Except Share and Per Share Data)

     The following selected consolidated financial data for the five fiscal years ended May 31, 1998 is derived from the audited consolidated financial statements of the Company. The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements of the Company, together with the Notes to consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Company's Annual Report on Form 10-K for the year ended May 31, 1998, included as Appendix B attached hereto, and the Company's Quarterly Report on Form 10-Q for the period ended November 30, 1998, included as Appendix C attached hereto.





                          1998        1997        1996        1995        1994
                       ----------  ----------  ----------  ----------  ----------
Net Sales               $ 14,322    $ 14,242    $ 15,213    $ 14,436    $ 14,269

Income before
  federal income tax         626       1,004       1,332       1,220       1,222

Provision for federal
  income tax                 224         370         460         431         441

Net income                   402         634         872         789         781

Basic and diluted
  earnings per share         .38         .60         .83         .75         .74

Cash dividends per
  common share               .32         .32         .32         .30         .28

     Total assets          9,778       9,552       8,834       8,796       8,266


         PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA
     (Amounts in Thousands, Except Share and Per Share Data)
                           (Unaudited)

     The following unaudited pro forma consolidated selected financial data for the fiscal year ending May 31, 1999, was derived from the unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet included elsewhere in this Proxy Statement. This pro forma consolidated selected financial data should be read in conjunction with the description of the Plan of Liquidation contained in this Proxy Statement and the pro forma financial data appearing elsewhere herein and the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended May 31, 1998, included as Appendix B attached hereto, and the Company's Quarterly Report on Form 10-Q for the period ended November 30, 1998, included as Appendix C attached hereto.

                             Actual Fiscal Year   Pro Forma Fiscal Year
                                   Ended                  Ended
                                May 31, 1998          May 31, 1999
                            -------------------  ----------------------

Net sales                        $   14,322           $    9,600

Income (loss) before
   federal income tax                   626               (1,305)

Provision for (refund of)
   federal income tax                   224                 (425)

Net income (loss)                       402                 (880)

Basic and diluted earnings
   (loss) per share                    0.38                (0.83)

Cash dividends paid per
   common share                        0.32                 0.16

Total assets                          9,778                7,100

                     STOCK PERFORMANCE DATA

MARKET INFORMATION

     The following table sets forth the high and low sales prices per share of the Company's Common Stock on the American Stock Exchange and the amount of and dividend paid for the quarterly periods presented.
                                        High      Low    Dividend
                                      --------  -------- --------
   Fiscal Year Ended May 31, 1997
      First Quarter                    7-5/8     6-1/2      .08
      Second Quarter                   7-3/8     6-1/8      .08
      Third Quarter                    6-3/4     5-7/8      .08
      Fourth Quarter                     7       5-1/2      .08


   Fiscal Year Ended May 31, 1998
      First Quarter                    6-1/2     5-3/8      .08
      Second Quarter                   6-1/2    5-13/16     .08
      Third Quarter                    6-1/4     5-1/2      .08
      Fourth Quarter                   6-1/4     5-1/2      .08


   Fiscal Year Ending May 31, 1999
      First Quarter                    5-9/16    5-1/4      .08
      Second Quarter                   5-7/16    4-3/8      .08
      Third Quarter                    4-5/8     3-1/8        0


RECENT MARKET PRICE

     The following table sets forth the closing price and the high and low sales prices per share of the Company's Common Stock on the American Stock Exchange on February 3, 1999, the last trading day preceding the public announcement of the Proposed Liquidation and on April 8, 1999 the latest practicable date trading before the printing of this Proxy Statement. Shareholders are urged to obtain current market quotations.

                                     Closing   High     Low
                                     -------  ------- --------
       February 3, 1999              3-7/16   3-7/16  3-7/16
       April 8, 1999                 3-3/4    3-3/4   3-3/4

NUMBER OF HOLDERS

     As of the Record Date, 1,056,191 shares of Common Stock were issued and outstanding and were held of record by approximately
225 persons, including several holders who are nominees for an undetermined number of beneficial owners.

                   COMPARATIVE PER SHARE DATA
                           (Unaudited)

     The following table reflects the historical net income
(loss) per share from continuing operations in comparison with the pro forma net income (loss) per share from continuing operations after giving effect to the Proposed Liquidation. The information presented in this table should be read in conjunction with the description of the Proposed Liquidation contained in this Proxy Statement and the pro forma financial data appearing elsewhere herein and the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended May 31, 1998 included as Appendix B attached hereto, and the Company's Quarterly Report on Form 10-Q for the period ended November 30, 1998, included as Appendix C attached hereto.

                                                  Pro Forma
                                Actual Fiscal    Fiscal Year
                                 year Ended         Ended
                                May 31, 1998     May 31, 1999
                              ----------------   -------------

Net income (loss) per share:

  Basic and diluted earnings
    (loss) per share                $0.38           ($0.83)

                    PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated balance sheet as of May 31, 1999 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the Proposed Liquidation as if such liquidation had occurred as of May 31, 1998.

     The pro forma financial data and accompanying notes should be read in conjunction with the description of the Proposed Liquidation contained in this Proxy Statement and the Consolidated Financial Statements and related notes included: 1) in the Company's 1998 Annual Report on Form 10-K previously filed with the Commission, a copy of which accompanies this Proxy Statement as Appendix B attached hereto and 2) in the Company's Quarterly Report on Form 10-Q previously filed with Commission, a copy of which accompanies this Proxy Statement as Appendix C attached hereto. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the Proposed Liquidation occurred on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.


                                                    Fiscal Year Ended
                                             ---------------------------------
                                       (in dollars, except for outstanding shares

                                             May 31, 1998         May 31, 1999
                                               (Audited)          (Pro Forma)
                                             -------------       -------------
Net Sales                                    $ 14,321,914        $  9,600,000
Costs and expenses:
 Cost of sales                                  9,487,555           8,300,000
 Selling, general
  and administrative
  expenses                                      4,127,553           3,300,000

 Provision for
  bad debt expenses                               137,969             350,000

                                             ------------        ------------
       Total costs and expenses                13,753,077          11,950,000
                                             ------------        ------------

Income (loss) from operations                     568,837          (2,350,000)

Gain on sale of property,
 plant and equipment                                                1,085,000
Other income (expense)                             43,881             (35,000)
Interest income                                    48,813              35,000
Interest expense                                  (35,133)            (40,000)

Income (loss) before
 federal income tax                               626,398          (1,305,000)
Federal income tax (provision) credit            (224,477)            425,000

Net income (loss)                                 401,921            (880,000)

Retained earnings - beginning                   5,369,844           5,434,000
Cash dividends                                   (337,981)           (169,000)

Retained earnings - ending                      5,433,784           4,385,000

Average number
 of shares outstanding                          1,056,191           1,056,191

Basic and diluted
 earnings (loss) per share                           0.38               (0.83)

Dividends paid per share                             0.32                0.16


                              -21-




                                             May 31, 1998         May 31, 1999
                                               (Audited)          (Pro Forma)
                                             -------------       -------------

Current assets:
  Cash and cash equivalents                  $  1,128,991        $  3,425,000
  Accounts receivable                           2,530,137           1,000,000
  Inventories                                   4,620,568                   0
  Prepaid expenses                                159,322                   0
  Refundable federal income tax                   112,813             400,000
  Deferred federal income tax                     234,000             165,000

     Total current assets                       8,785,831           4,990,000

Property, plant and equipment (net)               939,214                   0

Property, plant and equipment
 not used in operations (net)                         678                   0

Other assets                                       51,957                   0

       Total assets                             9,777,680           4,990,000


Current liabilities:
  Accounts payable and
    accrued liabilities                         1,975,408             150,000

Contingency liability reserve                           0             440,000

Deferred federal income tax                        74,000                   0

Shareholders' equity                            7,728,272           4,400,000


       Total liabilities
        and shareholders' equity                7,728,272           4,400,000


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about the Company and its finances.

            FILING                            PERIOD
------------------------------   -------------------------------
Annual Report on Form 10-K       Fiscal year ended May 31, 1998
Quarterly Report on Form 10-Q    Quarter ended November 30, 1998
Current Report on Form 8-K       Dated February 3, 1999
Current Report on Form 8-K       Dated February 16, 1999

     You should rely only on the information contained or incorporated by reference in this document to vote on the matter or matters presented at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 15, 1999. You should not assume that the information contained in this document is accurate as of any date other than such date, and the mailing of this document to shareholders shall not create any implication to the contrary.

            DEADLINE FOR SHAREHOLDER PROPOSALS

     In the event that the Company is not liquidated and dissolved, the Company presently anticipates that its next Annual Meeting of Shareholders will be held in September 21, of 1999. Any proposal by a Shareholder of the Company intended to be presented at the 1999 Annual Meeting of Shareholders was required to have been received by the Company at its principal executive office not later than May 7, 1999 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                          MISCELLANEOUS

     Lane Gorman and Trubitt, L.L.P. acted as the Company's independent auditors for the fiscal year ended May 31, 1998. A representative of Lane Gorman and Trubitt, L.L.P. will attend the Special Meeting to be held May 6, 1999, will have an opportunity to make a statement, and will respond to appropriate questions from shareholders.


                              By Order of the Board of Directors,


                              Howard B. Wolf
                              Chairman of the Board

April 15, 1999


Appendices
----------

Appendix A      -   Plan  of Complete Liquidation and Dissolution
                    of the Company.
Appendix B      -   Annual Report of the Company on Form 10-K for
                    the fiscal year ended May 31, 1998
Appendix C      -   Quarterly Report of the Company on Form  10-Q
                    for the period ended November 30, 1998.
Appendix D      -   Current  Report of the Company  on  Form  8-K
                    dated February 3, 1999
Appendix E      -   Current  Report of the Company  on  Form  8-K
                    dated February 16, 1999

                                                      APPENDIX A


          PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                               OF
                      HOWARD B. WOLF, INC.


     This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of Howard B. Wolf, Inc., a Texas corporation (the "Company"), in accordance with the Texas Business Corporation Act and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

     1. The Board of Directors of the Company has adopted a resolution recommending that the Company liquidate and dissolve. This Plan has been approved and adopted by the Board of Directors of the Company as being in the best interest of the Company and its shareholders (the "Shareholders"). The Board of Directors has directed that this Plan be submitted to the Company's Shareholders for approval and adoption at a special meeting of the Shareholders called for such purpose.

     2. This Plan shall be adopted and become effective when all of the following steps have been completed (the "Adoption
Date"):

          (a) The Board of Directors shall have called a Special Meeting of the Shareholders of the Company for the purpose of allowing the Shareholders to vote on the question of the liquidation of the Company and dissolution pursuant to
     Article 6.03 of the Texas Business Corporation Act; and

          (b) The Shareholders of the Company shall have approved such liquidation and dissolution and shall have adopted this Plan, in each case by an affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company's common stock entitled to vote thereon (the "Common Stock").

     3. This Plan is intended to be a Plan of complete liquidation and dissolution, and is intended to effect a dissolution of the Company pursuant to the Texas Business Corporation Act. Subject to any rights of third parties, the Board of Directors may, notwithstanding Shareholder authorization of the Plan and of the dissolution of the Company, amend the Plan, but no such amendment shall postpone the effectiveness of the Plan beyond the period contemplated herein.

     4. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

     5. From and after the Adoption Date, the Company shall complete the following corporate actions:

          (a)  The Company shall determine whether and when to
     (i) transfer the Company's property and Escrow Account or assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to
     Section 8 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Shareholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

          (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

          (c) The Company shall distribute pro rata to the Shareholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors, Escrow Agent (s) or the Trustee(s) (as defined in
     Section 8 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors, Escrow Agent(s) or the Trustee(s), in their absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

     6. The distributions to the Shareholders pursuant to Sections 5, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Shareholders, the Board of Directors, Escrow Agent(s) or the Trustee(s), in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors, Escrow Agent(s) or the Trustee(s) of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors, Escrow Agent(s) or the Trustee(s) ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Shareholders, the Board of Directors, Escrow Agent(s) or the Trustee(s), in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity.
The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution,
(ii) the close of business on the date on which the remaining assets of the Company are transferred to the Escrow Account or the Trust or (iii) the date on which the Company ceases to exist under the Texas Business Corporation Act (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common

Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

     7. If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Shareholder is entitled (unless transferred to the Escrow Account or the Trust established pursuant to Section 8 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

     8. Except as may be limited by law, if deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the Shareholders, as a final liquidating distribution or from time to time in order to effect the completion of the Plan, the Company may establish an Escrow Account ("Escrow Account") or liquidating trust ("Trust"), and transfer to one or more escrow agents or liquidating trustees, for the benefit of the Shareholders (the "Escrow Agent(s)" or "Trustee(s)" respectively), under an Escrow Account or a Trust, any assets of the Company which are (i) not reasonably susceptible to distribution to the Shareholders, including without limitation non-cash assets and assets held on behalf of the Shareholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve, out of which may be paid any contingent liabilities, including but not limited to those rising under workers' compensation, environmental laws, federal or state securities law, or any other federal or state laws, which arise after the dissolution of the Company. Any Escrow Account or Trust shall be established and maintained at a bank or other financial institution whose deposits are insured by the FDIC and which shall be selected by the Board of Directors, in its sole and absolute discretion. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Escrow Agent, Trustee or Trustees for the benefit of the Shareholders and to receive any assets of the Company. Any Escrow Agent(s) or Trustee(s) appointed as provided herein shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Escrow Agent(s) or Trustee(s), shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Escrow Agent(s) or Trustee(s) shall be deemed to be a distribution of property and assets by the Company to the Shareholders for the purposes of
Section 3 of this Plan. Any such conveyance to the Escrow Agent(s) or Trustee(s) shall be in trust for the Shareholders of the Company. The Company, subject to this Section 8 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Escrow Agent(s) or Trustee(s), on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a vote of at least two-thirds of the Common Stock entitled to vote shall constitute the approval of the Shareholders of any such appointment and any such Escrow Agent(s) or liquidating Trust agreement as their act and as a part hereof as if herein written.

     9. Whether or not an Escrow Account or Trust shall have been previously established pursuant to Section 8, in the event it should not be feasible for the Company to make the final distribution to the Shareholders of all assets and properties of the Company prior to March 31, 2001, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustee(s) as set forth in Section 8.

     10. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Texas tax authorities and/or any other applicable tax authority and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Texas a certificate of dissolution (the "Certificate of Dissolution") in accordance with the Texas Business Corporation Act.

     11. Adoption of this Plan by holders of at least two-thirds of the Common Stock entitled to vote shall constitute the approval of the Shareholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

     12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

     13. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by at least two-thirds of the Common Stock entitled to vote, shall constitute the approval of the Company's Shareholders of the payment of any such compensation.

     14. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Shareholders to the extent permitted by the Texas Business Corporations Act.

     15. The Board of Directors of the Company is hereby authorized, without further action by the Shareholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, (a) sell, dispose, convey, transfer, and deliver the assets of the Company, (b) to satisfy or provide for the satisfaction of the obligations of the Company, (c) to distribute all of the assets of the Company to which Shareholders or for their benefit to the extent provided above, (d) to dissolve the Company in accordance with the laws of the State of Texas and cause its withdrawal from all jurisdictions in which it is authorized to do business, and (e) prepare and consummate all filings or acts required by any state or federal law or regulation to wind up its affairs.

     16. The Company shall indemnify each of its directors, officers, employees and agents, trustees, escrow agents and any other advisor engaged by the Company (the words "he", "his," "him," and "person" being used hereafter in this paragraph to refer to such indemnified person and entity), against all liabilities and expenses, including amounts paid in satisfaction or judgments in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding by the Company or any other person, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or while engaged by the Company or thereafter and whether in connection with the liquidation of the Company or otherwise, by reason of his being or having been such a director or trustee, director, officer, employee or agent, except with respect to any matter as to which (i) his action or failure to act was material to the cause of action so adjudicated and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper benefit in money, property or services, or (iii) in the case of any criminal action or proceeding, he had reasonable cause to believe his action or failure to act was unlawful; provided, however that as to any proceeding by or in the right of the Company, indemnification may not be made in respect to any proceeding in which such director or trustee, director, officer, employee or agent, shall have been adjudicated to be liable to the Company. The Board of Directors may make advance payments in connection with the indemnification under this paragraph, provided that the indemnified director, trustee, officer, employee or agent shall have given a written affirmation of his good faith belief that he meets the standard of conduct necessary for indemnification. Indemnification under this section shall be to the fullest extent allowed under the Texas Business Corporation Act. The foregoing indemnification provision shall survive the liquidation and termination of the Company. The rights accruing to any director, trustee, officer, employee or agent under this Section 16 shall not exclude any other right to which he may be lawfully entitled.

     17. This Plan and the terms hereof shall be interpreted and construed under the laws of the State of Texas.

                                                          APPENDIX B
                                                          ----------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 10-K

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THIS SECURITIES
                    EXCHANGE ACT OF 1934 (FEE REQUIRED)

For the fiscal year ended May 31, 1998       Commission file number 1-6775

                            HOWARD B. WOLF, INC.
           (Exact name of registrant as specified in its charter)

               Texas                                   75-0847571
      (State or other jurisdiction of              (I.R.S. Employer
      incorporation or organization)            Identification Number)

     3809 Parry Avenue, Dallas, Texas                  75226-1753
 (Address of principal executive offices)              (Zip Code)

                               (214) 823-9941
                      (Registrant's telephone number)

        Securities registered pursuant to Section 12(b) of the Act:

                                              Name of each exchange
          Title of each class                  on which registered
     Common Stock, $0.331/3 par value        American Stock Exchange
        Securities registered pursuant to Section 12(g) of the Act:
                                    None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.
               Yes  X                           No

     Indicate by check mark if  disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein; and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

     The aggregate market value of Registrant's common stock held by non-affiliates (based upon the closing sale price on the American Stock Exchange) on August 10, 1998 was approximately $3,238,937.

     As of August 10, 1998, there were 1,056,191 shares of common stock outstanding.

                    DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive Proxy Statement for the Annual Meeting of Stockholders on September 15, 1998 are incorporated by reference into Part III.


                            HOWARD B. WOLF, INC.
                                 FORM 10-K

                               ANNUAL REPORT
                   FOR THE FISCAL YEAR ENDED MAY 31, 1998

                                   PART I

Item 1. Business

General
-------

     Howard B. Wolf, Inc. (the "Company"), incorporated under the laws of the State of Texas in 1952, designs, manufactures and sells women's fashion apparel consisting primarily of dresses, suits, shirts and coordinated groups of sportswear.

     The Company's products are designed and presented for each season (fall,holiday, spring and summer). Sales generally do not fluctuate materially from quarter to quarter as a result of seasonal sales patterns of the Company's business. Accordingly, there are no significant seasonal fluctuations in quarterly fiscal year shipments.

     Working capital requirements do not fluctuate materially. The Company produces merchandise to meet sales orders and does not carry large inventories to meet estimated sales requirements. The Company does not sell on consignment. The merchandise return policy provides for return of defective merchandise within ten days after receipt. Primary sale terms are 8/10 EOM and Net/10 EOM. Requests are received for extended payment terms for up to thirty days from due date primarily for shipments made early in a season. These requests are generally granted subject to the credit standing of the customer. Extended payment requests do not have a material effect on cash flow.

Principal Products and Markets
------------------------------


     The Company merchandises its products (fashion apparel for women) under the following labels:

          HOWARD WOLF DRESS label-comprised of dresses, ensembles and suits and retails from approximately $100 to $250. It is intended for career/professional and fashionable women who desire current styling and good taste. The Howard Wolf Dress label, introduced in 1956, is well known in the fashion field.

          HOWARD WOLF SPORTSWEAR label-designed for career/professional and fashionable women, is presented as separate shirts, pants, tops, jackets and sweaters in coordinated groups. Introduced during the Fall 1972 season, this label retails from approximately $50 to $250.

          ERNESTO W label-was introduced in 1976. This label is currently used on special request only. It retails from approximately $40 to $150.

          PRET-A-PORTE label-established in 1969, is currently used on special request only. It retails from approximately $40 to $125.

          HOWARD WOLF W label-started in 1993-is designed as separates in fashionable larger sizes (0x-3x) that retails from approximately $60 to $250.

     The  Howard  Wolf   collections  are  sold   by  independent   sales
representatives, most of whom are compensated on a commission basis. Representatives, during each fashion season, call upon retailers throughout the country and show at the major domestic and regional fashion markets.

     In addition, the Company has opened two factory retail stores in upscale factory outlet mall centers.

Design and Production
---------------------

     The Company maintains a design staff in Dallas to design the styles Manufactured and sold by it. To an extent which the Company believes to be unique for manufacturers in its price range, the Company continuously monitors trends in style and fabric with particular emphasis on developments in design for career/professional and fashionable women. Design personnel of the Company make frequent trips to domestic and foreign fashion markets. The Company operated one manufacturing facility during the year on a forty-hour week, one shift basis, with employment and production virtually constant throughout the year. The Company utilized primarily domestic independent contractors for most of its sewing operations, which are under the Company's supervision and made in accordance with its specifications and production schedules. Certain manufacturing operations, pattern making, grading and predominantly all cutting continue to be performed by the Company's employees at its Dallas facility.

     The Company maintains strict quality control during the manufacturing process. Finished products are received in the Dallas facility and are carefully inspected and shipped from this location.

Raw Materials
-------------

     Raw materials used in the Company's products are primarily fabrics and trim items. They are of both domestic and foreign origin and are obtainable from many resources.

Customers
---------

     The Company sells to approximately 800 retailers who operate more than 1,200 stores throughout North America. No customer accounts for more than 10 percent of sales. Customers include many leading department and specialty stores. Permanent showrooms are maintained in the Dallas Apparel Mart and the Atlanta Merchandise Mart.

     In addition to sales to retailers, the Company operates two factory outlet mall stores in upscale factory outlet malls in Napa, California and in Las Vegas, Nevada and operates its two "Fashion Showroom" factory outlet retail stores located in Dallas and San Benito, Texas for the sale of merchandise resulting from excess production, specially produced merchandise and seconds.

Backlog Orders
--------------

     The Company had approximately $4,300.000 of unshipped order on hand at May 31, 1998 ($4,600.000 on May 31, 1997). These orders are believed to be firm. All backlog orders are expected to be filled in the current fiscal year.

Competition
-----------

     The fashion apparel manufacturing industry is highly competitive, and the Company competes with many other manufacturers, some of which are larger in sales and resources. The principal methods of competition are price and style. Price is primarily based on fabrication, trim and style. Manufacturing processes employed by the Company provide competitive product pricing. Style is based on current trends and fashions. The Company's design techniques and thorough exploration of fashion centers worldwide provide competitive styling. The Company believes that its products compete effectively in terms of buyer acceptance with those of its competition in the Company's price range and areas of style concentration. The Company has no information to determine what share of the market its products represent in terms of sales.

Employees
---------

     The Company employed 102 persons on a full-time basis at May 31, 1998. Of these, 12 were executive, administrative and clerical employees; 13 were sales representatives; 64 were design, cutting and manufacturing personnel and 13 were engaged in other activities such as shipping, warehouse management, security and transportation. The Company had no employees represented by a union and believes that it enjoys good relations with its employees.

Environmental Considerations
----------------------------

     The cost and effect of complying with environmental regulations are not material due to the nature of the Company's business.

Item 2. Properties

     The principal offices of the Company are in Dallas, Texas where the Company owns a three-story brick building containing approximately 90,000 square feet. This facility, containing the executive, design, administrative, and data processing facilities, is also devoted to some manufacturing, and all merchandise is shipped from this location. These facilities are suitable for the Company's operations with adequate space and improvements. Approximately twenty percent of the 90,000 square feet is not presently utilized by the Company and has been leased to an unrelated entity.

     The Company owns one other facility in Greenville, Texas, which is leased to a nonrelated entity and is shown in the balance sheet as property, plant and equipment not used in operations.

     The following table sets forth pertinent information concerning each of the above properties:

                                                    Interest in     Square
Location                                              property       feet
--------                                            -----------     ------
Principal office and manufacturing facility           Fee           90,000
Greenville facility                                   Fee           11,900

     The Company leases (under short-term leases from three to five years) permanent showrooms in the apparel marts in Atlanta and Dallas and retail stores in factory outlet malls in Napa, California and Las Vegas, Nevada.

     Substantially all of the machinery, equipment, furniture and fixtures required in the operation of the business is either owned or leased by the Company under short term leases from thirty six months to forty eight months, and is in good operating condition.

Item 3. Legal Proceedings

     The Company is not involved in any material litigation.

Item 4. Submission of Matters to a Vote of Security Holders

     There were no matters submitted to a vote of security holders during the fourth quarter of 1998.

                                  PART II

Item 5. Market  for the Registrant's Common Equity  and Related Stockholder
Matter

     The common stock of the Company is traded on the American Stock Exchange. The following table gives the high and low sales prices and the amount of dividends paid for the fiscal quarters indicated:

       1998           Date ended           High      Low     Dividend
   --------------  -----------------      ------    ------   --------
   First quarter    August 31, 1997       $6 1/2    $5 3/8      .08
   Second quarter  November 30, 1997       6 1/2     5 13/16    .08
   Third quarter   February 28, 1998       6 1/4     5 1/2      .08
   Fourth quarter     May 31, 1998         6 1/4     5 1/2      .08

       1997           Date ended           High      Low     Dividend
   -------------    ---------------       ------    ------   --------
   First quarter    August 31, 1996       $7 5/8    $6 1/2      .08
   Second quarter  November 30, 1996       7 3/8     6 1/8      .08
   Third quarter    February 28, 1997      6 3/4     5 7/8      .08
   Fourth quarter     May 31, 1997         7         5 1/2      .08

     The Company's common stock closed at $5.375 on August 10, 1998.

     As of August 10, 1998, there were 247 holders of record of the Company's common stock. The Company paid dividends during fiscal years 1998 and 1997. There are no restrictions on the Company's ability to pay dividends other than those provided by statute. The payment of dividends is reviewed each period by the Board of Directors taking into consideration earnings, business requirements and economic conditions. A dividend of $.08 per share was declared by the Board of Directors payable August 31, 1998 to shareholders of record August 7, 1998.

Item 6. Selected Consolidated Financial Data

                            1998      1997      1996     1995     1994
                          -------   -------   -------  -------  -------
Net sales                 $14,322   $14,242   $15,213  $14,436  $14,269
Income before federal
   income tax                 626     1,004     1,332    1,220    1,222
Provision for federal
   income tax                 224       370       460      431      441
Net income                    402       634       872      789      781
Basic and diluted
   earnings per share         .38       .60       .83      .75      .74
Cash dividends
   per common share           .32       .32       .32      .30      .28
Total assets                9,778     9,552     8,834    8,796    8,266

Item 7. Management's Discussion and Analysis of
        Financial Conditions and Results of Operations

                            FINANCIAL CONDITION

Liquidity and Capital Resources
-------------------------------

     Working capital at May 31, 1998 was $6,810,423, an increase of $96,739, or one percent from the previous year. The current ratio at May 31, 1998 is 4.4 to 1 (4.7 to 1 in 1997). Total liabilities to assets equals twenty one percent (twenty percent in 1997).

     Cash was used to fund normal working capital requirements, including acquisition of property, plant and equipment, payment of dividends and payment of matured accounts payable and accrued liabilities and the opening of two retail stores. The cash balance at May 31, 1998 decreased $792,424, or approximately forty one percent from 1997. The decrease resulted from $304,507 used in operating activities,$149,936 used in investing activities and $337,981 used in financing activities.

     The accounts receivable balance increased approximately five percent at May 31, 1998 primarily related to the timing of shipments during the fourth quarter. Inventories increased approximately twenty one percent. Six percent of the inventories are in the two new factory outlet mall stores and the balance of the increase resulted from the early acquisition and production of fall merchandise. Accounts payable and accrued liabilities increased approximately eleven percent primarily due to the acquisition of fall inventories.

     The Company factors its accounts receivable with a commercial factor on a matured basis. (Funds are remitted by the factor upon maturity of the invoices, plus a set number of collection days). The factor establishes a credit line per customer on a non-recourse basis. Credit extended by the Company in excess of the factor's approved credit line is factored on a recourse basis.

     The Company does not have a retirement plan nor offers post retirement or employment benefits. Accordingly, there will be no impact on the Company due to SFAS 106,"Employers'Accounting for Post Employment Benefits".

     The provisions of the Taxpayer Relief Act of 1997 are not expected to have a material impact on liquidity, financial conditions or operations.

     The deferred tax asset at May 31, 1998 totals $234,000. Approximately $688,000 of taxable income will need to be generated in order to fully utilize the deferred tax. The average taxable income of the company over the last three years is approximately one million dollars. In view of current operations management believes that adequate taxable income will be generated in order to fully utilize the deferred tax.

     The deductible temporary differences related to the deferred tax liability of $74,000 consist of depreciation. It is expected that these differences should reverse out over the life of the assets, or approxi-mately ten years. All other temporary differences related to the deferred tax asset of $234,000 are expected to reverse in fiscal 1999.

     Capital acquisition and improvement expenditures during fiscal 1998 totaled approximately $149,000, consisting of new equipment and improvements to facilities ($40,000) and furniture, fixtures and leasehold improvements in the two factory outlet mall stores ($109,000). These expenditures were funded out of current working capital. There were no significant dispositions of fixed assets used in operations during fiscal 1998 and none are planned during fiscal 1999. Capital acquisition and improvement expenditures for the 1999 fiscal year are planned to total approximately $250,000, which will consist of new equipment to increase operating efficiencies and improvements to existing facilities. Funding will come from cash flows generated through operations. Present facilities are adequate with room for expansion and no material requirements for additional facilities or major capital expenditures are anticipated in the next few years.

     Shipments in fiscal 1999 are expected to be relatively equal during each quarter. Inventories are planned to remain at approximately the same level during the coming year subject to temporary seasonal requirements. The payment of dividends is reviewed each quarter taking into consideration liquidity, net income, business requirements and economic conditions.

     Based on current operations and internally generated cash flows, management believes that adequate resources will be available to meet current and future liquidity requirements.

Inflation
---------

     Inflationary higher prices for materials, labor, overhead and other expenses increased costs. The Company attempts to offset the effects of these increased costs through greater productivity, operating efficiencies and selective price adjustments.

Year 2000 Disclosure
--------------------

     The Company is working to resolve the potential impact of the year 2000 on the ability of the Companys computerized information systems to accurately process information that may be date-sensitive. Any of the Companys programs that recognize a date using 00 as the year 1900 rather than the year 2000 could result in errors or system failures. The Company utilizes a number of computer programs across its entire operation. The Company has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact on the Companys financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.

Recent Accounting Pronouncements
--------------------------------

In June 1997, the Financial Accounting Standards Board (FASB) issued
Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which is effective for the Companys fiscal year ending May 31, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and loses) in a full set of general purpose financial statements. The adoption of SFAS No. 130, which will be implemented in the Companys fiscal year 1999, may result in a change in financial statement presentation but will not have an impact on the Companys financial position or result of operations.

In June 1997, the FASB issued SFAS no. 131, Disclosure about Segments of an Enterprise and Related Information, which is effective for financial statements for periods in fiscal years beginning after December 15, 1997, but does not need to be applied to interim financial statements in the initial year of its application. SFAS No. 131 changes the way public companies report information about segments does not presently apply to the Companys operations. If segment reporting becomes applicable in a future period, the Company will adopt SFAS No. 131 in that period.


RESULTS OF OPERATIONS

1998 Compared to 1997
---------------------

     Net income for the fiscal year ended May 31, 1998 was $401,921, or $.38 per share, compared to $633,588, or $.60 per share in the 1997 fiscal year. Income before federal income tax was $626,398 in 1998 versus income before federal income tax of $1,004,079 in 1997.

     Net sales totaled $14,321,914 for the 1998 fiscal year, approximately one-half of one percent over the previous year. Sales to retail customers were $13,834,387. First year net sales in the factory outlet mall stores were $487,527 and operations resulted in a loss of $233,340.

    The HOWARD WOLF label continues to experience good customer acceptance. However, the Company experienced an overall soft demand for women's apparel which exerted great competitive pressure on sales and margins. Management's continuing goal is to broaden the HOWARD WOLF market base by greater penetration into domestic and foreign markets.

     Cost of sales increased .3 percent to 66.2 percent as a percentage relationship to net sales. The percentage increase resulted primarily from product sales mix and increased sales allowances.

     Selling, general and administrative expenses increased approximately two percentage points as a percentage relationship to net sales. The percentage increase resulted primarily from the operations of the factory outlet mall stores. The provision for bad debt expense increased to $137,969 from $127,491 in 1997.

     Other income decreased approximately nineteen percent, primarily due to lower rental income from property not used in operations.

     Interest income decreased approximately twenty eight percent, primarily due to lower average cash balances.

     Interest expense increased approximately eighteen percent, primarily due to interest costs on extended terms granted on customer accounts.



                           RESULTS OF OPERATIONS

1997 Compared to 1996
---------------------

     Net income for the fiscal year ended May 31, 1997 was $633,588, or $.60 per share, compared to $872,048, or $.83 per share in the 1996 fiscal year. 1996 net income includes $95,154 (net of tax) or $.09 per share, from the gain on the sale of property, plant and equipment not used in operations.

     Net sales for the 1997 fiscal year were $14,242,006. Net sales were approximately six percent lower compared to 1996. 1997 sales reflected the retail fashion apparel industry's continued tough economic climate. Segments of our customer base were affected by a negative foreign exchange rate and an overall weakened consumer demand. Management is working aggressively to overcome negative industry and economic trends by offering a broader product line, exploring alternative sales methods and increasing penetration in our market base.

     Cost of sales decreased seven tenths of one percent as a percentage relationship to net sales. The percentage decrease resulted primarily from slightly lower overhead costs and expenses.

     Selling, general and administrative expenses increased approximately one and four tenths percent as a percentage relationship to net sales. The percentage increase resulted primarily due to higher general and administrative expenses. The provision for bad debt expense increased to $127,491 in 1997 from $60,204 in 1996.

     Other income in fiscal 1997 increased approximately twenty percent, primarily due to higher rental income from property, plant and equipment not used in operations.

     Interest income increased approximately two hundred four percent, primarily resulting from higher average cash balances.

     Interest expense decreased approximately thirty nine percent, resulting primarily from a reduction of extended terms on factored customer accounts.


Item 8. Consolidated Financial Statements and Supplementary Data


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 Page

Report of Management.........................................      9

Independent Auditor's Report.................................      9

Consolidated Statements of Operations and
  Retained Earnings for the years ended
  May 31, 1998, 1997 and 1996................................     10

Consolidated Balance Sheets at May 31, 1998 and 1997.........     11

Consolidated Statements of Cash Flows for the years
   ended May 31, 1998, 1997 and 1996.........................     12

Notes to Consolidated Financial Statements...................     13-17

Consolidated Schedules for the years ended
   May 31, 1998, 1997 and 1996:
   II-Allowance for Collection Losses and Discounts..........     19

 All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements and notes thereto.

Report of Management
--------------------

   Management is responsible for  the  consolidated  financial  statements
and all  information  in   this annual  report. The  statements have  been
prepared  in conformity with   generally accepted   accounting principles.
Financial information elsewhere in this report is consistent with that in the consolidated financial statements. The consolidated statements have been audited by Lane Gorman Trubitt, L.L.P., independent auditors. Their role is to express an opinion as to whether management's financial state-ments, considered in their entirety, present fairly the Company's financial position, operating results and cash flows.

     Management maintains and relies  on  systems  of internal accounting
controls   designed and intended to  provide reasonable assurance that
assets  are   safeguarded   from loss  or unauthorized use  and  that
transactions are executed in accordance with management's authorization and are properly recorded. These systems are tested and evaluated by management as well as by the independent auditors in connection with their annual audit.

   The Board of Directors   selects an Audit Committee composed of two
directors. The committee meets periodically with the independent auditors to review the scope and results of the audit, principles applied in financial reporting, and financial and operational controls. The independent auditors and corporate accountants have free access to the audit committee, who are not employees of the company. On the recommen-dation of the Audit Committee, the Board of Directors selects and engages the independent auditors.

/s/Eugene K. Friesen
---------------------
Eugene K. Friesen
Senior Vice President and Treasurer
Chief Financial Officer

Independent Auditor's Report

The Board of Directors and Shareholders
Howard B. Wolf, Inc.

  We have  audited the accompanying consolidated balance sheets of Howard
B. Wolf, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of operations and retained earnings, and cash flows for each of the years in the three-year period ended May 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects,the financial position of Howard B. Wolf, Inc. and subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1998 in conformity with generally accepted accounting principles.

  We have also audited Schedule II of Howard B. Wolf, Inc. and subsidiaries for the years ended May 31, 1998, 1997 and 1996. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/ Lane Gorman and Trubitt, L.L.P.
Lane Gorman Trubitt, L.L.P., Certified Public Accountants

Dallas, Texas
July 8, 1998

                            HOWARD B. WOLF, INC.
         CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                           Years ended May 31,

                                     1998          1997          1996
                                 -----------   -----------   -----------
Net sales                        $14,321,914   $14,242,066   $15,213,047

Cost and expenses:
  Cost of sales                    9,487,555     9,392,340    10,132,998
  Selling, general and
    administrative expenses        4,127,553     3,820,471     3,859,302
  Provision for bad
    debt expense                     137,969       127,491        60,204
                                  13,753,077    13,340,302    14,052,504
Income from operations               568,837       901,764     1,160,543

Gain on sale of property,plant
  and equipment not used in
  operations                              -           -          144,172
Other income                          43,881        64,591        53,848
Interest income                       48,813        67,399        22,159
Interest expense                     (35,133)      (29,675)      (48,510)

Income before federal income tax     626,398     1,004,079     1,332,212
Provision for federal income tax    (224,477)     (370,491)     (460,164)

Net income                           401,921       633,588       872,048
Retained earnings-
  beginning of year                5,369,844     5,074,237     4,540,170
Cash dividends                      (337,981)     (337,981)     (337,981)

Retained earning-end of year      $5,433,784    $5,369,844    $5,074,237

Average number of shares
  outstanding                      1,056,191     1,056,191     1,056,191

Basic and diluted
 earnings per share                    $.38          $.60          $.83

                           See accompanying notes

                            HOWARD B. WOLF, INC.
                        CONSOLIDATED BALANCE SHEETS
                                  May 31,

                                   ASSETS

                                                   1998          1997
                                                ----------    ----------
Current assets:
  Cash and cash equivalents                     $1,128,991    $1,921,415
  Accounts receivable-net                        2,530,137     2,415,244
  Inventories                                    4,620,568     3,815,653
  Prepaid expenses                                 159,322       160,994
  Refundable federal income tax                    112,813          -
  Deferred federal income tax                      234,000       214,000
                                                 8,785,831     8,527,306

Property, plant and equipment                    2,494,332     2,360,038
  Less accumulated depreciation
    and amortization                            (1,555,118)   (1,389,205)
                                                   939,214       970,833

Property, plant and equipment
  not used in operations                               678         2,718
Other assets                                        51,957        51,097
                                                $9,777,680    $9,551,954

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities      $1,975,408    $1,772,987
  Federal income tax payable                         -            40,635
    Total current liabilities                    1,975,408     1,813,622

Deferred federal income tax                         74,000        74,000

Shareholders' equity:
  Common stock,par $.33 1/3;3,000,000 shares
    authorized; 1,081,191 shares issued            360,400       360,400
  Additional paid-in capital                     2,034,088     2,034,088
  Retained earnings                              5,433,088     5,369,844
  Less common stock in treasury,
    at cost, 25,000 shares                        (100,000)     (100,000)
                                                 7,728,272     7,664,332
                                                $9,777,680    $9,551,954

                           See accompanying notes

                             HOWARD B. WOLF, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                             Years ended May 31

                                      1998          1997          1996
                                  ----------    ----------    ----------
Cash flows from
 operating activities:
   Net income                     $  401,921    $  633,588    $  872,048
   Adjustments to reconcile net
   income to net cash provided
   by (used in) operating activities-
     Depreciation and amortization   174,605       150,067       152,625
     Provision for losses
       on accounts receivable        137,969       127,491        60,204
     Change in deferred
       federal income tax            (20,000)      (41,000)        2,000
   Cost on abandonment of lease        8,131           -             -
   Gain on sale of property,
       plant and equipment not
       used in operations                 -            -        (144,172)
   Net changes in operating
     assets and liabilities-
     Accounts receivable            (252,862)     (565,937)      (67,690)
     Inventories                    (804,915)      331,633      (122,426)
     Prepaid expenses                  1,671          (626)      (53,737)
     Refundable federal income tax  (112,813)          -             -
     Accounts payable and
       accrued liabilities           202,421       350,163      (420,924)
     Federal income tax payable      (40,635)       76,573       (61,594)
     Net cash provided by (used in)
         operating activities       (304,507)    1,061,952       216,334

Cash flows from investing activities:
   Other assets                         (860)       (1,432)         (830)
   Additions to property,
     plant and equipment            (149,076)      (63,111)     (241,105)
   Sale of property, plant
     and equipment not used
     in operations                         -           -         250,000
     Net cash (used in) provided
         by investing activities    (149,936)      (64,543)        8,065

Cash flows from
 financing activities:
   Cash dividends paid              (337,981)     (337,981)     (337,981)
     Net cash used by
       financing activities         (337,981)     (337,981)     (337,981)

Net increase(decrease) in cash
  and cash equivalents              (792,424)      659,428      (113,582)
Cash and cash equivalents
  at beginning of year              1,921,415    1,261,987     1,375,569

Cash and cash equivalents
  at end of year                   $1,128,991    $1,921,415    $1,261,987

                          See accompanying notes

                            HOWARD B. WOLF, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Business
--------

     The Company designs, manufactures and sells women's fashion apparel. It's principal market is retail clothing and department stores in the United States.

Summary of significant accounting policies
------------------------------------------

     The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Raw materials are priced at the lower of cost (identified unit basis) or market and work-in-process and finished goods are priced at the lower of average cost or market.

     Property, plant and equipment is stated at cost. Depreciation and amortization of machinery and equipment, leasehold improvements and the building included in property, plant and equipment are provided by the straight-line method. Depreciation of the buildings included in property, plant and equipment not used in operations is provided for by both the accelerated and straight-line methods.

     Income taxes are provided on pre-tax earnings as reported in the consolidated financial statements. Deferred income taxes result from temporary differences between pre-tax earnings reported in the consolidated financial statements and taxable income.

     The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS No, 128), Earnings per Share. SFAS No. 128 established new requirements for computing and presenting earnings per share. Under the new requirements, the method previously used to compute earnings per share is changed and all prior periods presented have been restated to conform to the new requirements. The new requirements eliminate primary and fully diluted earnings per share. As a result, under the new requirements, basic and dilutive net earnings per share are the same under the Companys capital structure.

 Basic and diluted earnings per share is computed on the weighted average number of common shares outstanding during the period.

 In June 1997, the FASB released Statement of Financial Accounting
Standards No. 128 (SFAS No. 128), Earnings per Share.   SFAS No. 128
establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for the Companys fiscal year 1999. The Company believes that adoption of SFAS 130 will not have a material impact on the Companys consolidated financial statements.

     In preparing the Company's financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ form these estimates.

     Fair value of  financial instruments are estimated  to approximate the
related   book  values,  unless   otherwise  indicated,  based   on  market
information available to the Company.

Cash flow information
---------------------

     The consolidated statement of cash flows provides information about changes in cash and cash equivalents. Cash equivalents consist of highly liquid debt instruments with a maturity, when purchased, of three months or less.

     Cash payments  for interest  were:  1998-$35,133; 1997-$29,675;  1996-
$48,108. Cash payments for federal income taxes were: 1998-$387,925; 1997- $341,854; 1996-$519,758.

Cash and cash equivalents
------------------------

     Cash and cash equivalents consist of:
                                                    1998          1997
                                                ----------    ----------
               Cash                             $  290,833    $  945,759
               Money market funds                  207,461       400,162
               Matured funds at factor             630,697       575,494
                                                $1,128,991    $1,921,415
Credit risk
-----------

     The Company and its subsidiaries maintain cash balances at several financial institutions located in Texas. Accounts in each institution are insured by the Federal Deposit Insurance Corporation up to $100.000. Uninsured balances aggregate to approximately $855,000 at May 31, 1998, ($1,454,000 at May 31, 1997).The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

     The balance of accounts receivable factored and matured funds with a commercial factor of approximately $2,172,000 at May 31, 1998 are uninsured ($2,538,000 at May 31, 1997).

Accounts receivable
-------------------

     Accounts receivable are net of allowances for collection losses and discounts of $132,546 in 1998 and $131,931 in 1997.

                            HOWARD B. WOLF, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     At  May  31,  1998  and 1997  approximately  $1,542,000 and $1,962,000 respectively, of accounts receivable were factored with a commercial factor. Approximately $707,000 and $1,133,000 were factored with recourse at May 31, 1998 and 1997, respectively.

Inventories
-----------

     Inventories consist of:                       1998          1997
     --------------------------                 ----------    ----------

               Raw materials                    $  991,748    $1,237,574
               Work-in-process                   1,067,345     1,043,457
               Finished goods                    2,561,475     1,534,622
                                                $4,620,568    $3,815,653

Property, plant and equipment
-----------------------------

     Details of property, plant and equipment at cost and the estimated useful lives used in computing depreciation and amortization are:

                                   Estimated
                                  useful lives      1998          1997
                                  ------------  ----------    ----------
          Property, plant and
           equipment:
            Land                           -    $  109,846    $  109,846
            Buildings               25 years       661,727       661,727
            Machinery and
              equipment           3-10 years     1,027,109       921,182
            Building and lease-
             hold improvements    4-10 years       695,650       667,283
                                                $2,494,332    $2,360,038

            Plant and equipment
              not used in operations:
                Buildings           25 years       137,005       137,005

            Less accumulated depreciation         (136,327)     (131,195)
                                                $      678     $   5,810

Accounts payable and accrued liabilities
----------------------------------------

     Accounts payable and accrued
       liabilities consist of:
                                                    1998          1997
                                                ----------    ----------
          Accounts payable-trade                $1,667,482    $1,241,286
          Accrued compensation                     191,390       410,148
          Accrued taxes                            100,207        76,795
          Other accrued liabilities                 16,329        44,758
                                                ----------    ----------
                                                $1,975,408    $1,772,987


                          HOWARD B. WOLF, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Line of credit
--------------

     The Company has an oral agreement for a line of credit with a bank in the amount of $100,000 bearing no interest. The line is collateralized by the general assets of the company. As of May 31, 1998, amounts available under this line were $100,000. No amounts were drawn under this line of credit as of May 31, 1998.

Leases
------

     Certain equipment, manufacturing facilities, showrooms and factory outlet mall stores are leased for periods expiring at various dates through fiscal 2003, at aggregate annual rentals of approximately $159,000 in 1998, $103,000 in 1997 and $99,000 in 1996, which consisted entirely of minimum rentals. In most cases, management expects that in the normal course of business leases will be renewed or replaced by other leases.

     The future minimum lease payments required under operating leases that have an initial or remaining lease term in excess of one year at May 31, 1998 were as follows:
                                                   Operating
                                                     leases
                                                   ---------
               1999                                $171,030
               2000                                 159,477
               2001                                 148,023
               2002                                 104,347
               2003                                  63,544
                                                   ---------
                                                   $646,421

Shareholders' Equity
--------------------

     On July 22, 1998 the Board of Directors declared a quarterly cash dividend of $.08 per share payable August 31, 1998 to shareholders of record on August 7, 1998.

Federal Income Tax
------------------

     The detail of the provision for federal income tax follows:

                                         For the years ended May 31,
                                   ------------------------------------
                                      1998          1997         1996
                                   --------      --------      --------
         Current tax expense       $244,477      $411,491      $458,194
         Deferred tax
           (benefit) expense         20,000       (41,000)        2,000
         Provision for income tax  $224,477      $370,491      $460,194

     There are two components of the income tax provision, current and deferred. Current income tax provisions approximate taxes to be paid or refunded for the applicable period. Balance sheet amounts of deferred taxes are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.


                            HOWARD B. WOLF, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


     Total deferred tax assets and liabilities in the consolidated balance sheets are as follows at May 31,:

               Assets                 1998          1997          1996
         ------------------------- --------      --------      --------
         Bad debt reserve          $ 40,000      $ 40,000      $ 26,000
         Discount  reserve            5,000         5,000         3,000
         Inventory capitalization
           of selling, general and
           administrative costs     189,000       169,000       148,000
                                   $234,000      $214,000      $177,000
              Liabilities
         -------------------------
         Depreciation              $ 74,000      $ 74,000      $ 78,000

     The income tax provision reconciled to the tax computed at federal statutory rates is as follows:
                                        For the years ended May 31,
                                   ------------------------------------
                                     1998          1997          1996
                                   --------      --------      --------
         Tax at statutory rates    $212,975      $341,387      $452,951
         Tax effect on non-
           deductible items          14,620        13,472        11,906
         Other-net                   16,882        56,632        (6,663)
                                   $244,477      $411,491      $458,194

         Deferred tax
           (benefit) expense        (20,000)      (41,000)        2,000
                                   $224,477      $370,491      $460,194

  The components of deferred income tax (benefit) expense are as follows:

                                         For the years ended May 31,
                                   -------------------------------------
                                      1998          1997          1996
                                   ---------     ---------     ---------
         Difference between tax
           and book depreciation   $    282      $ (3,400)     $ (4,080)
         Difference between tax
           and book allowance for
              doubtful accounts        (810)      (13,430)        3,876
         Difference between tax
           and book basis of
           merchandise inventories  (20,072)      (21,809)        1,890
         Reserve for discounts          600        (2,361)          314
             Deferred tax
               (benefit) expense   $(20,000)     $(41,000)     $  2,000



Advertising costs

     The Companys policy is to expense all advertising costs in the period in which the advertising first takes place. Advertising expense was approximately $208,000, $122,000 and $155,000 for the years ended May 31, 1998, 1997 and 1996, respectively.

                            HOWARD B. WOLF, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Selected quarterly financial data (UNAUDITED)

              First Quarter  Second Quarter  Third Quarter   Fourth Quarter
                   Ended         Ended           Ended           Ended
                Aug 31,1997   Nov 30,1997     Feb 28,1998     May 31,1998
             -------------- --------------- ---------------- ---------------
Net sales      $3,680,093       $3,861,720      $3,276,419      $3,503,682
Gross profit    1,299,050        1,460,640       1,028,199       1,046,470
Income before
  federal
  income tax      265,460          259,988          80,217          20,733
Net income        170,196          168,996          43,682          19,047
Basic and diluted
 earnings per share  .16              .16             .04             .02
Average number
  of shares
  outstanding   1,056,191        1,056,191       1,056,191       1,056,191


               Aug 31,1996     Nov 30,1996     Feb 28,1997     May 31,1997
               -----------     -----------     -----------     -----------

Net sales      $3,630,878       $3,640,522      $3,421,547      $3,549,119
Gross profit    1,218,155        1,348,966       1,183,709       1,098,896
Income before
  federal
  income tax      259,050          269,783         251,229         224,017
Net income        166,714          166,238         158,438         142,198
Basic and diluted
  earnings per share  .16              .16             .15             .13
Average number
  of shares
  outstanding   1,056,191        1,056,191       1,056,191       1,056,191

Item 9. Changes in and disagreements with accountants on accounting and financial disclosure matters

        None

                                  PART III

     The information required by items 10, 11, 12 and 13 of Part III is incorporated by reference from the indicated pages in the Company's definitive proxy statement for its annual meeting of shareholders to be held September 15, 1998.
                                                          Pages of Proxy
                                                             Statement

Item 10. Directors and Executive
           Officers of the Registrant                           3-4
Item 11. Executive Compensation                                   5
Item 12. Executive Ownership of Certain
           Beneficial Owners and Management                     2-3
Item 15. Certain Relationships and Related Transactions           7

                                  PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K
     (a) 1. Financial statements and financial statement schedules
         The financial statements and schedules listed in the accompanying index to consolidated financial statements are filed as part of this annual report.
         3. Exhibits
         None
     (b) Report on Form 8-K
         No reports were filed in the fourth quarter ended May 31, 1998.

                          HOWARD B. WOLF, INC.
         SCHEDULE II-ALLOWANCE FOR COLLECTION LOSSES AND DISCOUNTS Years ended May 31, 1998, 1997 and 1996
                             000's Omitted

                      Balance at   Additions   Amount               Balance
                      beginning    charged    charged   Discounts   at end
                        of year    to income    off(2)   allowed    of year
                      ----------   ---------  --------  ---------   -------
Year ended
  May 31,1998
Collection losses     $116         $  138       $136     $    -     $ 119
Discounts               16            857(1)       1        857        14
                      $132         $  995       $137     $  857     $ 133
Year ended
  May 31, 1997
Collection losses     $ 77         $  127       $ 88     $    -     $ 116
Discounts                9          1,048(1)      (7)     1,048        16
                      $ 86         $1,175       $ 81     $1,048      $ 13

Year ended
  May 31, 1996
Collection losses     $ 88         $   60       $ 72     $    -     $  77
Discounts               10          1,027(1)       1      1,027         9
                      $ 99         $1,087       $ 73     $1,027     $  86


(1) Charged to net sales.
(2) Net of recoveries.

                                 SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) or the Securities Exchange Act of 1934, the Registrant has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Howard B. Wolf, Inc.

By:/s/ Robert D. Wolf
   -----------------------
   Robert D. Wolf
   President
   (Chief Executive Officer)
    August 25,1998

By:/s/ Eugene K. Friesen
   -----------------------
   Eugene K. Friesen
   Senior Vice President and Treasurer
   (Principal Accounting Officer)
   August 25,1998

Pursuant of the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


/s/Creed L. Ford III
--------------------
Creed L. Ford III
Director
August 25,1998

/s/Eugene K. Friesen
--------------------
Eugene K. Friesen
Senior Vice President,Treasurer and Director
August 25,1998

/s/Joel Held
--------------------
Joel Held
Director
August 25,1998

/s/Juan Villamizar
--------------------
Juan Villamizar
Director
August 25,1998

/s/Howard B. Wolf
--------------------
Howard B. Wolf
Chairman of the Board,Secretary and Director
August 25,1998

/s/Robert D. Wolf
--------------------
Robert D. Wolf
President, Chief Executive Officer and Director
August 25,1998

                                                            APPENDIX C
                                                            ----------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 10-Q

               QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

               For the Quarterly Period Ended November 30, 1998

                         Commission file number 1-6775

                              HOWARD B. WOLF, INC.
            (Exact name of registrant as specified in its charter)

                  TEXAS                           75-0847571
        (State of Incorporation)         (IRS Employer Identification No.)


          3809 Parry Avenue, Dallas, Texas         75226-1753
    (Address of principal executive offices)       (Zip Code)


                              (214) 823-9941
                            (Telephone number)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.



                            YES   X   .   NO  ____.

                 Common stock, par value $0.33 1/3 per share:
                      1,056,191 shares outstanding as of
                               January 13, 1999

                             HOWARD B. WOLF, INC.

                                     INDEX

                                                                    Page
                                                                    Number

    PART 1.      FINANCIAL INFORMATION

       Item 1. Financial Statements

      Consolidated Statements of
         Operations and Retained Earnings for the
         three-month and six-month periods ended
         November 30, 1998 and November 30, 1997
        (Unaudited)                                                   3

      Consolidated Balance Sheets
        November 30, 1998 (Unaudited) and May 31, 1998                4

      Consolidated Statements of Cash Flows for the
        six month period ended November 30, 1998
        and November 30, 1997 (Unaudited)                             5

      Notes to Consolidated Financial Statements                      6

        Item 2.
      Management's Discussion and Analysis of
        Financial Condition and Results of
        Operations.                                                7 & 8

 PART II.  OTHER INFORMATION

 Item 9.
      Exhibits and Reports on Form 8-K                               8


                       Part 1.   FINANCIAL INFORMATION

Item 1.  Financial Statements

                           HOWARD B. WOLF, INC.
       CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                              (Unaudited)

                                    Three Months Ended   Six Months Ended
                                       November 30,         November 30,
                                     1998       1997      1998      1997
                                 ---------   ---------  ---------  ---------
  Net sales                     $2,641,063  $3,861,720 $5,789,293 $7,541,813

  Cost and expenses:
    Cost of sales                2,354,993   2,401,080  4,511,038  4,782,123
    Selling, general and
     administrative expenses       870,615   1,204,707  1,826,457  2,231,701
    Provision for
    bad debt expense                37,500      22,500     64,959     45,000
                                 ---------   ---------  ---------  ---------
                                 3,263,108   3,628,287  6,402,454  7,058,824
                                 ---------   ---------  ---------  ---------
  Income (loss) from operations   (622,045)    233,433   (613,161)   482,989

  Other income (expense)            (4,595)     18,512      9,502     34,051
  Interest income                    6,836      15,945      9,865     26,080
  Interest expense                  (4,814)     (7,902)   (24,514)   (17,672)
                                 ---------   ---------  ---------  ---------
  Income (loss) before
    federal income tax            (624,618)    259,988   (618,308)   525,448
  Benefit (provision)
    for federal income tax         183,155     (90,992)   182,079   (186,256)
                                 ---------   ---------  ---------  ---------
  Net income (loss)               (441,463)    168,996   (436,229)   339,192
  Retained earnings -
    beginning of period          5,354,522   5,455,545  5,433,783  5,369,844
  Cash dividends                   (84,496)    (84,496)  (168,991)  (168,991)
                                 ---------   ---------  ---------  ---------
  Retained earnings -
    end of period               $4,828,563  $5,540,045 $4,828,563 $5,540,045
                                 =========   =========  =========  =========
  Average number of
    shares outstanding           1,056,191   1,056,191  1,056,191  1,056,191

  Basic and diluted
     earnings (loss) per share   ($.42)        $.16      ($.41)      $.32

  Cash dividends per share        $.08         $.08       $.16       $.16

                 See notes to consolidated financial statements.

                              HOWARD B. WOLF, INC.
                           CONSOLIDATED BALANCE SHEETS

                                           November 30,       May 31,
          ASSETS                               1998            1998
                                           (Unaudited)       (Audited)
                                            ---------        ---------
  Current assets:
     Cash and cash equivalents             $1,061,917       $1,128,991
     Accounts receivable (net)              1,949,552        2,530,137
     Inventories                            4,029,193        4,620,568
     Prepaid expenses                         204,824          159,322
     Refundable federal income tax            190,480          112,813
     Deferred federal income tax              239,000          234,000
                                            ---------        ---------
         Total current assets               7,674,966        8,785,831

  Property, plant and equipment             2,481,852        2,494,332
     Less accumulated depreciation
     and amortization                      (1,649,439)      (1,555,118)
                                            ---------        ---------
                                              832,413          939,214
  Property, plant and equipment
     not used in operations,less
     accumulated depreciation                       0              678
  Other assets                                 51,957           51,957
                                            ---------        ---------
                                           $8,559,336       $9,777,680
                                            =========        =========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
     Accounts payable                      $1,093,626       $1,667,482
     Accrued compensation                      74,655          191,390
     Accrued taxes                            180,877          100,207
     Other accrued liabilities                 17,126           16,329
                                            ---------        ---------
        Total current liabilities           1,366,284        1,975,408

  Deferred federal income tax                  70,000           74,000

  Shareholders' equity:
     Common stock, par value $.33-1/3;
        3,000,000 shares authorized,
        1,081,191 shares issued               360,400          360,400
     Additional paid-in capital             2,034,088        2,034,088
     Retained earnings                      4,828,564        5,433,784
     Less common stock in treasury,
        at cost, 25,000 shares               (100,000)        (100,000)
                                            ---------        ---------
                                            7,123,052        7,728,272
                                            ---------        ---------
                                           $8,559,336       $9,777,680
                                            =========        =========
Note:  The consolidated balance sheet at May 31, 1998 has been taken from the audited financial statements.

             See notes to consolidated financial statements.

                              HOWARD B. WOLF, INC.
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                       Six Months Ended
                                                          November 30,
                                                        1998        1997
                                                    ---------   ---------
  Cash flows from operating activities:
  Net income (loss)                                $ (436,229) $  339,192
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities--
    Depreciation and amortization                      95,000      72,000
    Provision for losses on accounts
      receivable                                       64,959      45,000
    Abandonment of leasehold improvements              20,000           -
    Changes in deferred federal income tax             (9,000)      2,000
  Net changes in assets and liabilities--
    Accounts receivable                               515,625    (181,651)
    Inventories                                       591,375    (105,879)
    Prepaid expenses                                  (45,502)    (97,814)
    Refundable federal income tax                     (77,667)
    Accounts payable and accrued liabilities         (609,124)   (187,396)
    Federal income tax payable                              -     (38,669)
                                                    ---------   ---------
      Net cash provided by (used in)
        operating activities                          109,437    (153,217)

  Cash flow from investing activities:
    Additions to property, plant and equipment         (7,520)    (58,471)
                                                    ---------   ---------
      Net cash used in investing activities            (7,520)    (58,471)

  Cash flows from financing activities:
    Cash dividends paid                              (168,991)   (168,991)
                                                    ---------   ---------
      Net cash used in financing activities          (168,991)   (168,991)
                                                    ---------   ---------
  Net increase (decrease) in cash and cash
    equivalents                                       (67,075)   (380,679)

  Cash and cash equivalents at beginning of
    period                                          1,128,991   1,921,415
                                                    ---------   ---------
  Cash and cash equivalents at end of period       $1,061,917  $1,540,736
                                                    =========   =========

             See notes to consolidated financial statements.

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 The consolidated balance sheet as of November 30, 1998, the consolidated statements of operations and the consolidated statements of cash flows for the three-month and six-month periods ended November 30, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows as of and for the periods ended November 30, 1998 and 1997 have been made.

 Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's May 31, 1998 annual report to shareholders. The results of operations for the six-month period ended November 30, 1998 are not necessarily indicative of the operating results for the full year ending
 May 31, 1999.
                                        November 30, 1998    May 31, 1998
                                          (Unaudited)         (Audited)
                                            ---------         ---------
 Cash and cash equivalents consist of:
          Cash                            $   150,973       $   290,833
          Money market funds                  211,728           207,461
          Matured funds at factor             699,216           630,697
                                            ---------         ---------
                                          $ 1,061,917       $ 1,128,991
  Allowances for collection
    losses and discounts are:
          Collection losses               $   152,038       $   118,609
          Discounts                            10,967            13,937
                                            ---------         ---------
                                          $   163,005       $   132,546
  Inventories consist of:
          Raw materials                   $   863,417       $   991,748
          Work-in-process                     713,267         1,067,345
          Finished goods                    2,452,509         2,561,475
                                            ---------         ---------
                                          $ 4,029,193       $ 4,620,568
  Accumulated depreciation on
    property, plant and equipment
    not used in operations is:            $   136,327       $   136,327

  Provision for federal income
    tax detail is:
         Current tax (benefit) expense    $  (173,079)      $   244,477
         Deferred tax (benefit) expense        (9,000)          (20,000)
                                            ---------         ---------
                                          $  (182,079)      $   224,477
  Cash flow information:
          Cash payments for interest      $    24,514       $    35,133
          Cash payments for
            federal income taxes          $         -       $   387,925

   Item 2.  Management's Discussion and Analysis of
            Financial Condition and Results of Operations

  LIQUIDITY AND CAPITAL RESOURCES

 Working capital at November 30, 1998 was $6,308,682, a decrease of $501,741 from May 31, 1998. Cash and cash equivalents decreased $67,074 during the six-month period ended November 30, 1998. Cash was used to fund normal working capital requirements, additions to property, plant and equipment, payment of dividends and payment of matured accounts payable and accrued liabilities. Accounts receivable decreased $580,585 primarily due to the timing of shipments and decline in sales during the second quarter. Inventories decreased approximately thirteen percent primarily to align with the lower sales volume. Accounts payable and accrued liabilities decreased approximately thirty-one percent primarily due to payment of normal maturities and accrued expenses during the six-month period.

 The current ratio at November 30, 1998 is 5.6 to 1 (4.4 to 1 at May 31,
 1998). Total liabilities to assets equals seventeen percent (twenty-one percent at May 31, 1998).

 The Company factors its accounts receivable with a commercial factor on a matured basis. (Funds are remitted by the factor upon maturity of the invoices, plus a set number of collection days). The factor establishes a credit line per customer on a non-recourse basis. Credit extended by the Company in excess of the credit line is factored on a recourse basis ($1,288,990 at November 30, 1998 - $707,000 at May 31, 1998).
 Capital acquisition and improvement expenditures totaled $7,520 during the six-month period ended November 30, 1998. It is estimated that approximately $100,000 additional capital expenditures will be made over the next quarter, consisting of equipment and improvements to existing facilities. Funding will come from cash flows generated through operating activities. Leasehold improvements in the outlet mall store in Napa, California were written off totaling $20,000 and is shown in the cash flow statement as "abandonment of leasehold improvements". No other significant dispositions of equipment occurred during the six-month period ended November 30, 1998. The Company has entered into a contract of sale of its principal office and manufacturing facility in the amount of $2,500,000. If accepted, the transaction will be completed on January
 14, 1999.  A six-month leaseback was executed with the contract of sale.

 The Company does not offer a retirement plan nor offer post retirement or employment benefits. Accordingly, there will be no impact on the Company due to SFAS 106, Employers' Accounting for Post Retirement Benefits Other Than Pensions and SFAS 112, Employers' Accounting for Post Employment Benefits.

 Based on current operations and internally generated cash flows, management believes that adequate resources will be available to meet current and future liquidity requirements.

 The Company is working to resolve the potential impact of the year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date sensitive. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The Company utilizes a number of computer programs across its entire operation. The Company has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact on the Company's financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company is devoting all resources required to resolve any significant year 2000 issues in a timely manner.

 The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which is effective for the Company's fiscal year ending May 31, 1999. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 has been adopted by the Company. There are no components of comprehensive income for the six-month and three-month period ended November 30, 1998 and therefore, no change in the consolidated financial statement format for the Company as of November 30, 1998.

 The FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for financial statements for periods in fiscal years beginning after December 15, 1997, but does not need to be applied to interim financial statements in the initial year of its application. SFAS No. 131 changes the way public companies report information about operating segments does not presently apply to the Company's operations. If segment reporting becomes applicable in a future period, the Company will adopt SFAS No. 131 in that period.


 RESULTS OF OPERATIONS

 Net sales for the second quarter and six-month periods ended November 30, 1998 decreased approximately thirty-two and twenty-three percent, respectively, in each period compared to the 1997 second quarter and six-month periods. Net sales for the second quarter ended November 30, 1998 were approximately sixteen percent lower than in the preceding first quarter. The decrease in each period primarily reflects the very weak apparel sales experienced by our customers which resulted in lower shipments. The factory outlet mall store located in Napa, California was closed September 8, 1998 due to lower than anticipated sales.

 Cost of goods sold, as a percentage relationship to net sales for the second quarter and six-month periods ended November 30, 1998 increased approximately twenty-seven percentage points and fourteen percentage points, respectively, over the 1997 second quarter and six-month periods. 1998 second quarter cost of sales, as a percentage relationship to net sales, compared to the preceding first quarter was approximately twenty-one percentage points higher. The increases in each period resulted primarily from higher discounts and allowances and the effect of lower net sales.

 Selling, general and administrative expenses increased, as a percentage relationship to net sales in the second quarter and six-month periods ended November 30, 1998 and 1997, approximately two percentage points, respectively, in each period compared to the comparable periods of the preceding year.
 1998 second quarter selling, general and administrative expenses increased as a percentage relationship to net sales by approximately three percentage points as compared to the previous first quarter. The increases in each period resulted from the effect of lower net sales as actual dollar expense decreased. The provision for bad debts for the six-month periods ended November 30, 1998 and 1997 is $64,959 and $45,000, respectively.

 Other income in the second quarter and six-month periods ended November 30, 1998 increased $4,595 and 9,502, respectively, compared to the comparable periods of the preceding year. Other income decreased $18,692 in the 1998 second quarter compared to the preceding first quarter ended August 31, 1998. The decreases resulted primarily from rental income from property not used in operations and a second quarter charge of $20,000 for the Napa, California unamortized leasehold improvements which were written off.

 Interest income in the three-month and six-month periods ended November 30, 1998 decreased approximately fifty-seven percent and sixty-two percent, respectively, compared to the same periods in 1997. The decreases resulted primarily from lower cash balances. Interest income increased approximately one hundred twenty-six percent in the 1998 second quarter compared to the preceding first quarter. The increase resulted primarily due to higher second quarter average cash balances.

 For the three-month and six-month periods ended November 30, 1998 interest expense decreased approximately thirty-nine percent in each period compared to the same periods ended in 1997. Interest expense in the November 30, 1998 second quarter decreased approximately seventy-six percent compared to the preceding first quarter ended August 31,1998. The changes in each period resulted primarily from factor interest costs on recourse accounts receivable.

 The federal income tax refund effective tax rate of twenty nine percent is lower than the statutory rate (thirty four percent) as a result of nondeductible life insurance premiums, nondeductible portion of meals, accelerated depreciation, capitalization of certain expenses in inventories and the difference between the doubtful account reserve and write-offs.

           Part II.  OTHER INFORMATION

 Item 9. No reports on Form 8-K were filed during the three-month period ended November 30, 1998.

                     SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 HOWARD B. WOLF, INC.


  Eugene K. Friesen /s/
  Eugene K. Friesen
  Senior Vice President and Treasurer
  (Chief Financial Officer)



  Howard B. Wolf /s/
  Howard B. Wolf
  Chairman of the Board


  January 13, 1999

                                                           APPENDIX D
                                                           ----------

---------------------------------------------------------------------
        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

         CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
             OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)    FEBRUARY 3, 1999
                                                    -----------------
COMMISSION FILE NUMBER:        1-6775
                       --------------------

                      HOWARD B. WOLF, INC.
----------------------------------------------------------------------
     (Exact name of registrant as specified in its Charter)

   Texas                                       75-0847571
------------------                           -------------
(State of or Other                           (I.R.S. Employer
  Jurisdiction of                            Identification Number)
   Incorporation)

3809 PARRY AVENUE, DALLAS, TEXAS                   75226-1753
-----------------------------------------------------------------
(Address of principal executive offices)            (Zip Code)

                         (214) 823-9941
-----------------------------------------------------------------
     (Registrant's telephone number, including area code

                         Not applicable
-----------------------------------------------------------------
(Former name or former address, if changed since last report)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     There is incorporated herein by reference a press release dated February 3, 1999, included as Exhibit 99.1.


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

See Item 5.


ITEM 5. OTHER EVENTS.

On February 3, 1999, at a special meeting (the "Special
Meeting") of the Board of Directors of the Company the Board of Directors unanimously adopted a Plan of Complete Liquidation and Dissolution of the Company (the "Plan"). Final approval and adoption of the Plan is subject to approval by an affirmative vote of two-thirds of the Company's common stock entitled to vote at a special meeting of the Company's shareholders which will be convened for such purpose. The Plan will be filed in due course.

The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that my be deemed to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding the liquidation of the Company's assets. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)     EXHIBITS

        EXHIBIT NO.     DOCUMENT DESCRIPTION

          99.1          Press Release, dated February 3, 1999.



                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            HOWARD B. WOLF, INC.
                            (Registrant)

Date:  February 16, 1999     By:    /s/ EUGENE K. FRIESEN
                             ------------------------------------
                             EUGENE K. FRIESEN
                             SENIOR VICE PRESIDENT AND TREASURER
                             (principal financial and duly
                             authorized officer)



                          EXHIBIT INDEX

EXHIBIT NO.     DOCUMENT DESCRIPTION

  99.1          Press Release, dated February 3, 1999.

                      FOR IMMEDIATE RELEASE


     DALLAS, TEXAS..HOWARD B. WOLF, INC. (HBW-AMEX) Dallas based women's fashion apparel manufacturer, announces plans to complete their Spring and Summer commitments and shipments, discontinue the Fall 1999 collection and adopt a Plan of Liquidation and

Dissolution which will be presented to the Company's Shareholders for adoption at a duly convened special shareholder meeting.

    For over forty-seven years this highly regarded fashion

leader has designed, manufactured and distributed fine women's dresses and sportswear primarily to better specialty and

departmwnt stores.  Generational and societal changes in women's buying habits have created a difficult environment for the

survival of a great number of better specialty stores, the

Company's primary market.  This along with massive foreign

imports, off-shore manufacturing and private labeling, without a foreseeable reversal of this course, has resulted in a

climate in which the Company cannot operate profitably.

     All further information regarding the Plan and the

Shareholders' meetings will be provided in due course.  The Board of Directors believes this action is appropriate in order to continue to act in the bets interests of the Shareholders.

     The Company wishes to take advantage of the "safe harbor"

provisions of the Private Securities Litigation Reform Act of

1995 with respect to statements that may be deemed to be

forward-looking statements under the Act.


                              -End-

                                                       APPENDIX E
                                                       ----------

                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549




                          FORM 8-K




                       CURRENT REPORT



           PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934




                      February 16, 1999
      Date of Report (Date of Earliest Event Reported)

                    HOWARD B. WOLF, INC.


       State of Texas               1-6775            75-0847571
(State or other Jurisdiction   (Commission File      (IRS Employer
      of Incorporation)            Number)        Identification No.)

        3809 Parry Avenue
          Dallas, Texas                           75226-1753
(Address of Principal Executive Offices)          (Zip Code)

                       (214) 823-9941
    (Registrant's Telephone Number, Including Area Code)

                       Not Applicable
(Former Name or Former Address, if Changed since last Report)

ITEM 5.  OTHER EVENTS

     On February 16, 1999, Howard B. Wolf, Inc. (the
"Registrant") entered into a purchase agreement (the
"Agreement") with Jean St. Germaine, a California corporation ("JSG") pursuant to which the Registrant agreed to sell JSG all of the assets necessary to produce salesman's samples of the Howard Wolf Fall 1999 collection.

     In addition, subject to either (a) the approval of the Registrant's shareholders of that certain Plan of Complete Liquidation and Dissolution adopted by the Registrant's Board of Directors on February 3, 1999, or (b) a vote by the Registrant's Board of Directors to proceed without such approval, the Registrant shall sell to JSG its interest in the Intellectual Property (as defined in the Agreement). During the period between the date of the Agreement and the I.P. Closing Date (as defined in the Agreement), the use of the Intellectual Property by JSG shall be governed by that certain license agreement by and between the Registrant and JSG attached as Exhibit 1.4 to the Agreement.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)  EXHIBIT NO.         DESCRIPTION

     2.1                 Purchase Agreement by and between
                         Howard B. Wolf, Inc. and Jean St.
                         Germaine, Inc., dated February 16,
                         1999.


                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              HOWARD B. WOLF, INC.
                                 (Registrant)


Date:  February 26, 1999      By: /s/ EUGENE K. FRIESEN
                                 ---------------------------
                                 EUGENE K. FRIESEN
                                 SENIOR VICE PRESIDENT AND
                                 TREASURER
                               (principal financial and duly
                                authorized officer)

                        EXHIBIT INDEX


     EXHIBIT NO.         DESCRIPTION

     2.1                 Purchase Agreement by and between
                         Howard B. Wolf, Inc. and Jean St.
                         Germaine, Inc., dated February 16,
                         1999.

                       PURCHASE AGREEMENT
                       ------------------


     THIS PURCHASE AGREEMENT (hereinafter the "Agreement"), is effective as of the 16th day of February, 1999, by and between HOWARD B. WOLF, INC., a Texas corporation (hereinafter
"Seller"), and JEAN ST. GERMAIN, INC., a California corporation
(hereinafter "Buyer").

                         W I T N E S S E T H:

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller and the goodwill associated therewith, all upon the terms and conditions and subject to the limited exceptions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following words and phrases shall have the following meanings, respectively:

          1.1 ASSETS. Assets mean raw materials, patterns, markers, hang tags and labels necessary to produce salesman's samples of the Howard Wolf Fall 1999 Collection ("Collection) and after Seller has completed the manufacture, marketing, sale and distribution of any work in progress and the disposal of its inventory, all remaining hang tags and labels.

          1.2 CLOSING DATE. Closing Date shall have the meaning set forth in Paragraph 4.

          1.3 INTELLECTUAL PROPERTY. Intellectual Property means and includes the VSOP, PRET-A-PORTE and HOWARD WOLF trademarks, service marks, trade names and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae relating to the Assets. All of the Intellectual Property includes common law trademarks and service marks.

          1.4 LICENSE AGREEMENT. The License Agreement set forth as Exhibit 1.4.

     2.   SALE AND PURCHASE OF SELLER'S ASSETS.
          ------------------------------------

          2.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, on the Closing Date, all right, title, and interest of Seller in and to all of the Assets.

          2.2 SALE OF INTELLECTUAL PROPERTY. Subject to the approval by Seller's shareholders of that certain Plan of Complete Liquidation and Dissolution adopted by Seller's

Board of Directors on February 3, 1999 (the "Plan"), or a vote by the Seller's Board of Directors to conduct the I.P. Closing (as hereinafter defined) without such approval, Seller shall sell to Buyer the Seller's interest in the Intellectual property set forth in paragraph 1.3 and the goodwill and business associated therewith. Should the shareholders of Seller not approve the Plan, the purchase price set forth in paragraph 5.1 shall be reduced to Two Hundred and Thirty Thousand Dollars ($230,000) as more fully set forth in paragraph 5.2 herein.

          2.3 LICENSE AGREEMENT. During the period between the Asset Closing Date (as hereafter defined) and the I.P. Closing Date (as hereinafter defined), the License Agreement shall govern the use of the Intellectual Property by the Parties; provided, however, that effective on the I.P. Closing Date, such License Agreement shall terminate and, except for the rights granted to Licensor in paragraph 1 thereof, be of no force and effect.

     3.   ASSUMPTION OF LIABILITIES.
          -------------------------

          3.1 Buyer shall not assume or be responsible for any obligations of Seller, expressed or implied. Seller shall not assume or be responsible for any obligations of Buyer, expressed or implied; provided however that during the period between the execution hereof and the I.P. Closing Date, but in no event later than April 30, 1999, Seller shall assist Buyer in producing salesman's samples of the Collection, for which assistance Buyer shall pay or reimburse Seller, as the case may be, all direct costs incurred by Seller in connection therewith and pre-approved by Buyer, such payment to be made by Buyer within seven (7) days of receipt by Buyer of all invoices from Seller for such costs; provided that no pre-approval is necessary for costs under $500.00.

     4.   CLOSING DATE.  The closing of the Asset Purchase
          ------------
transaction contemplated by this Agreement (the "Asset Closing") shall take place on February 16, 1999, or at such other time and place as shall mutually be agreed upon by Seller and Buyer, referred to as the "Asset Closing Date". The closing of the Intellectual Property purchase transaction contemplated by this Agreement (the "I.P. Closing") shall take place on the earlier of five (5) days subsequent to the approval by Seller's shareholders of the Plan or five (5) days subsequent to a resolution by the Board of Directors of Seller to close the Intellectual Property sale transaction contemplated herein without such approval (the "I.P. Closing Date").

     5.   CONSIDERATION FOR ASSETS.
          ------------------------

          5.1 PURCHASE PRICE. The purchase price for the Assets shall equal Two Hundred Fifty Thousand Dollars ($250,000.00) payable as follows: (a) on or before the Asset Closing Date, Buyer shall deliver to Seller the sum of Seventy-Five Thousand Dollars ($75,000.00) and (b) Buyer shall make payments of Fifty-Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Two Cents ($58,333.32) on September 30, 1999, October 31, 1999 and
November 30, 1999 (collectively the "Monthly Payments"); provided, however, that (i) in the event that the I.P. Closing Date does not occur by November 30, 1999, the payment due by Buyer to Seller on such date will be reduced by $20,000 and with respect to such $20,000 the payment schedule referred to in paragraph 4 of the License Agreement shall apply; (ii) should the

I.P. Closing occur subsequent thereto, any remaining payments shall be accelerated and paid at such closing and the License Agreement shall terminate; and (iii) should Buyer default in the making of timely Monthly Payments, Buyer shall have ten (10) days grace period from date of Sellers written notice, within which to cure such default after which time if the default is not cured, the remaining unpaid balance of Monthly Payments shall immediately become due and payable and such event shall be deemed an event of default ("Buyers Default") in which event, Buyer shall cease and desist from using the Intellectual Property, provided however that if, and only if, Seller receives payment of such unpaid balance within thirty (30) days of Buyer's Default, Buyer may resume use of the Intellectual Property. If the Buyer's Default remains uncured after such thirty (30) day period, all rights to the Intellectual Property shall revert back to Seller.

     6.   REPRESENTATIONS AND WARRANTIES.
          ------------------------------

          6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Buyer to purchase the Assets and Intellectual Property upon the terms and conditions contained in this Agreement, Seller represents and warrants to Buyer as follows:

               (a) ORGANIZATION, GOOD STANDING, POWER, ETC. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full statutory power and authority to carry on the business which it is now conducting, and to operate and own the Assets and Intellectual Property, properties and business now owned or leased and operated by it, including but not limited to the Assets, is duly qualified to do business in every other state where it is required to be so qualified in connection with its business activities.

               (b) AUTHORITY TO MAKE AND PERFORM THIS AGREEMENT. Seller has been duly and validly authorized to make, execute, deliver, enter into and perform any and all of its obligations under and pursuant to this Agreement, to transfer all of the Assets to Buyer pursuant to, and upon the terms and conditions set forth in this Agreement and to consummate the transactions contemplated by this Agreement.

               (c) AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate any provisions of law or any statutory or governmental restriction applicable to Seller in such a manner as to prevent or materially impede consummation of the transactions contemplated hereby, and will not conflict with, or result in the breach or termination of any provision of, or constitute (with or without the giving of notice or the lapse of time, or both) a violation of, a default under or result in the creation of any lien, charge or encumbrance upon any of the properties, assets or business of Seller pursuant to its Articles of Incorporation or By-Laws, any of its statutory obligations imposed by any state or federal governmental entity, or any indenture, mortgage, deed of trust, or other instrument or agreement, or any order, judgment or decree to which Seller is a party or by which the Assets are bound.

               (d)   TITLE TO ASSETS.  On the Asset Closing Date,
Seller will have good
and marketable title to the Assets, free and clear of all claims, liens and encumbrances.

               (e)  TITLE TO INTELLECTUAL PROPERTY.  On the I.P.
Closing Date, Seller will have good and marketable title to the Intellectual Property, free and clear of all claims, liens and encumbrances.

               (f) TRADEMARKS, COPYRIGHTS OR TRADE SECRETS. Seller represents and warrants that, to the best of Seller's knowledge, none of the Intellectual Property infringes any United States or foreign copyright, trademark, or trade secret of any third party. Seller has received no notice from any third party of any alleged infringement of any United States or foreign copyright or trade secret.

               (g) BROKER OR FINDER. Seller has not retained the services of a broker or finder in connection with this Agreement.

          6.2 REPRESENTATIONS AND WARRANTIES OF BUYER. To induce Seller to sell the Assets upon the terms and conditions contained in this Agreement, Buyer represents and warrants to Seller that:

               (a) ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power to acquire and own the Assets and to perform its obligations under this Agreement.

               (b) AUTHORITY TO MAKE AND PERFORM THIS AGREEMENT. Buyer has been duly and validly authorized to make, execute, deliver, enter into and perform any and all of its obligations under, and pursuant to, this Agreement and, upon the terms and conditions set forth in this Agreement, and to consummate the transactions contemplated hereby. No action is required by the shareholders of record of Buyer to make the representation and warranty contained in the preceding sentence complete and accurate.

               (c) AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not violate any provisions of law or any statutory or governmental restriction applicable to Buyer in such a manner as to prevent or materially impede consummation of the transactions, contemplated hereby, and will not conflict with, or result in the breach or termination of any provision of, or constitute (with or without the giving of notice or the lapse of time, or both) a default under or result in the creation of any lien, charge or encumbrance upon any of the properties, assets or business of Buyer pursuant to, its Articles of Incorporation or Bylaws, or any indenture, mortgage, deed of trust, or other instrument or agreement, or any order, judgment or decree to which Buyer is a party or by which its assets are bound. Neither Buyer nor any of its assets is subject to any provision in Buyer's Articles of Incorporation or Bylaws or any mortgage, lease, agreement, order, judgment or decree to which Buyer is a party or by which its assets are bound, of any kind or character which would prevent Buyer from entering into this Agreement or from consummating the transactions contemplated here-by, and, to the best of Buyer's knowledge and belief, no governmental approvals of this Agreement are required.

               (d) BROKER OR FINDER. Buyer has not retained the services of a broker or finder in connection with this Agreement.

     7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.
          --------------------------------------------

     The obligations of Buyer under this Agreement are subject to the occurrence at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Buyer:

          7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller herein contained shall be true on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

          7.2 PERFORMANCE OF AGREEMENTS. Seller shall have performed or caused to have been performed all obligations, covenants and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

          7.3 LICENSE AGREEMENT. Buyer and Seller shall have entered into a License Agreement in the form of Exhibit 1.4.

          7.4  INSTRUMENT OF TRANSFER AND RELATED DOCUMENTS.
Seller shall have executed and delivered to Buyer an Instrument of Transfer, deeds, bill of sale, as attached hereto on
Exhibit 7.4.


     8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.
          ---------------------------------------------

     The obligations of Seller under this Agreement are subject to the occurrence, at or prior to the Assets and I.P. Closing
Dates, of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer herein contained shall be true on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

          8.2 PERFORMANCE OF AGREEMENTS. Buyer shall have performed or caused to have been performed all obligations, covenants and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

          8.3  SHAREHOLDER APPROVAL.  With respect to the I.P.
Closing, Seller shall
have obtained the necessary Shareholder Approval of the Plan or the Board of Directors approval of the I.P. Closing.

     9.   POST-CLOSING AGREEMENT. For a period of 90 days from
          ----------------------
and after the date hereof, at Buyer's request and without further consideration, Seller shall execute and deliver to Buyer a Bill of Sale regarding the assets and/or an assessment for the Intellectual Property, if appropriate.

     10.  INDEMNIFICATION AND SETTLEMENT OF CLAIMS.
          ----------------------------------------

          10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. Subject to Paragraph 10.4, all representations and warranties of the parties made in this Agreement or as provided in this Agreement shall survive the Closing Date for a period of thirty-six (36) months thereafter notwithstanding any investigation at any time made by or on behalf of the other party (the "Survival Period"). All representations and warranties related to any claim asserted in writing prior to the expiration of the Survival Period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made. If no claim shall have been made against a party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiration of the Survival Period, such party shall have no further liability under this Agreement with respect to such representation and warranty.

          10.2 SELLER'S AGREEMENT TO INDEMNIFY. Seller and its principal members shall fully indemnify and hold harmless Buyer, its officers, directors, employees and affiliates against and in respect of any and all liabilities, obligations, losses, damages, claims, actions, causes of action, proceedings, fines, penalties, demands, suits, debts, dues, deficiencies, costs, or expenses, known or unknown, directly or indirectly, (including, without limitation, the reasonable fees and expenses of investigation and counsel) (collectively, "Losses") resulting from:

               (a)  any misrepresentation or breach of any
representation or warranty, by Seller made in this Agreement (including, without limitation, the Exhibits to this Agreement and the certificates delivered under this Agreement) or as provided in this Agreement;

               (b) any and all chargebacks by customers of Buyer resulting from merchandise shipped by Seller or for markdown allowance, advertising or other claims made by customers of Buyer as a result of or relating to transactions between Seller and its customers or unrelated to the conduct of Buyer.

          10.3 BUYER'S AGREEMENT TO INDEMNIFY. Buyer and its principal members shall fully indemnify and hold harmless Seller, its officers, directors, employees and affiliates against and in respect of any and all liabilities, obligations, losses, damages, claims, actions, causes of action, proceedings, fines, penalties, demands, suits, debts, dues, deficiencies, costs, or expenses, known or unknown, directly or indirectly, (including, without limitation, the reasonable fees and expenses of investigation and counsel) (collectively, "Losses") resulting from:

               (a)  any misrepresentation or breach of any
representation or warranty, by Buyer made in this Agreement (including, without limitation, the Exhibits to this Agreement and the certificates delivered under this Agreement) or as provided in this Agreement;

               (b)  any and all chargebacks by customers of
Seller resulting from merchandise shipped by Buyer or for markdown allowance, advertising or other claims made by customers of Seller as a result of or relating to transactions between Buyer and its customers or unrelated to the conduct of Seller.

          10.4 PROCEDURE FOR INDEMNIFICATION. Any person entitled to indemnification under this Agreement shall (1) give prompt notice to the indemnifying party of any third party claim with respect to which it seeks indemnification and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any person entitled to indemnification under this Agreement shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person, or (C) in the reasonable judgment of any such person, based upon advice of its counsel, conflict of interest may exist between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld, delayed or conditioned). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party and any other of such indemnified parties with respect to such claim, there may be legal defenses available to one which are different from or additional to those available to the other, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. No indemnifying party shall, except with the consent of each indemnified party, consent to any settlement of a claim which does not include only the payment of money and as an unconditional term thereof the giving by the relevant third party to each indemnified party a release of all liability in respect of such claim and no obligation to perform or refrain from performing any act so imposed on any indemnified party by reason thereof.

     11.  MISCELLANEOUS.
          -------------

          11.1 EXPENSES. Whether or not the transactions contemplated by this Agreement or the License Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement or the License Agreement, closing and other documents required by the Agreement or the

License Agreement and counsel and accountant's fees, incident thereto.

          11.2 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement or the License Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, postage prepaid:

               (a)  If to Buyer:

                    Jean St. Germain, Inc.
                    2305 S. Santa Fe Avenue
                    Los Angeles, CA 90058

                    With a copy to:

                    Jeffrey H. Kapor, Esquire
                    Katz, Hoyt, Seigel & Kapor LLP
                    11500 W. Olympic Blvd.
                    Suite 550
                    Los Angeles, CA 90064

               (b)  If to Seller:

                    Howard B. Wolf, Inc.
                    3809 Parry Avenue
                    Dallas, TX 75226

                    With a copy to:

                    Joel Held, Esquire
                    Arter & Hadden
                    1717 Main
                    Suite 4100
                    Dallas, TX 75201

(or to such other address as either party shall have specified by notice in writing to the other party).

          11.3 ENTIRE AGREEMENT. This Agreement and the License Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          11.4 AMENDMENT.  Neither this Agreement nor the License
Agreement can be altered or amended except pursuant to an instrument in writing signed by all of the parties hereto.

          11.5 SUCCESSORS AND ASSIGNS. This Agreement and the License Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators. This Agreement may not be assigned by either party without the written consent of the other.

          11.6 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement and the License Agreement are for reference purposes only and shall not effect the meaning or interpretation of this Agreement or the License Agreement.

          11.7 KNOWLEDGE. For purposes of this Agreement and the License Agreement, "to the knowledge of" or similar language shall mean the actual knowledge after reasonable inquiry.

          11.8 APPLICABLE LAW.  This Agreement and the License
Agreement shall be governed by, and construed under and pursuant to, the laws of the California.

          11.9 COUNTERPARTS.  This Agreement and the License
Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and the License Agreement to be executed all as of the date first above written.

                              HOWARD B. WOLF, INC.,
                              a Texas corporation

                              By:  /s/  ROBERT WOLF
                                 ----------------------------
                              Name:  Robert Wolf
                                   --------------------------
                              Title:  President
                                    -------------------------

                              JEAN ST. GERMAIN, INC.,
                              a California corporation

                              By:  /s/  GEORGE RUDES
                                 ----------------------------
                              Name:  George Rudes
                                   --------------------------
                              Title:  President
                                    -------------------------

                                                     EXHIBIT 1.4
                                                     -----------

                       LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is made as of February 16, 1999, by and between HOWARD B. WOLF, INC., whose principal place of business is 3809 Parry Avenue, Dallas, Texas, 75226 (hereafter, "Licensor"), and JEAN ST. GERMAIN, INC., whose principal place of business is 2305 S. Santa Fe Avenue, Los Angeles, California, 90058 (hereafter, "Licensee").

                            Recitals

     WHEREAS, Licensor and Licensee have entered into that certain purchase agreement of even date herewith (the "Purchase
Agreement") to which this License Agreement ("License Agreement") is annexed as an exhibit; and

     WHEREAS, the defined terms of the Purchase Agreement as used herein shall have the same meanings as defined in the Purchase
Agreement; and

     WHEREAS, Licensor and Licensee desire to enter into this Agreement with respect to the Intellectual Property (as defined in the Purchase Agreement).

     NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                           Agreement

     1. LICENSE. Subject to the terms and conditions provided herein, Licensor grants to Licensee the exclusive right and license to use the Intellectual Property throughout the United States, Canada and Mexico (the "Territory") in connection with the design, manufacture, marketing, sale and distribution of any wearing apparel (the "Licensed Products"); provided, however, that Licensor shall, in its sole and absolute discretion, have the right to continue to use the Intellectual Property for a period of one (1) year from the date hereof to complete the manufacture, marketing, sale and distribution of any work in process as of the date hereof, and to dispose of its inventory. Commencing with the Howard Wolf Fall 1999 Collection (i) except as herein provided, Licensor shall not use nor license the Intellectual Property; and (ii) Licensee shall be the sole and exclusive Licensee of the Intellectual Property.

     2. QUALITY OF GOODS. The quality of the Licensed Products shall be consistent with that of Licensee's other products. The materials and workmanship used by Licensee in the manufacture of Licensed Products shall be of a quality at least equal to the materials and workmanship used in the manufacture of its other products.

     3. INSPECTION. Licensee shall permit duly authorized representatives of Licensor, acceptable to Licensee, which acceptance shall not be unreasonably withheld, to inspect, at all reasonable times, and upon seven (7) days notice, Licensee's manufacturing, distribution and sales facilities. Unless written objection is received by Licensee within seven (7) days after inspection of merchandise, items inspected pursuant to this paragraph shall be deemed acceptable to Licensor. Licensor's Agents must use their reasonable judgment to determine if the merchandise is not acceptable and if Licenser's Agent makes such determination, Licensor's Agent's notice to Licensee must specify in writing the cause of Licensor's determination that the merchandise is unacceptable and what steps must be taken by Licensee to make the merchandise reasonably acceptable.

     4. ROYALTIES. For the rights granted herein, Licensee agrees to pay Licensor a royalty in the amount of One Thousand
Dollars ($1,000.00) per year, such amount to be paid on or before December 31, of each year during the Term.

     5. TERM. Unless sooner terminated pursuant to the provisions of this Agreement, this Agreement shall commence as of the date first stated above, and shall terminate the earlier of the I.P. Closing Date or the twentieth (20th) anniversary of the date hereof.

     6. DISPOSAL OF INVENTORY. Should this Agreement expire or be terminated, Licensee shall have one (1) year from the effective date of such termination or expiration to complete the manufacture of any work in process as of such date, and to dispose of its inventory of Licensed Products within the Territory.

     7. LICENSEE'S OBLIGATIONS ON TERMINATION. Upon expiration of the term, the occurrence of Buyers Default (as defined in the Purchase Agreement) or other termination of this Agreement, all of Licensee's rights under this Agreement shall terminate subject to the provisions of this Agreement allowing for the disposal of Licensed Products and the terms of the Purchase Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LICENSOR:                          LICENSEE:
HOWARD B. WOLF, INC.               JEAN ST. GERMAIN, INC.


By:  /s/  ROBERT WOLF              By:  /s/  GEORGE RUDES
   -----------------------            ------------------------
Its:  President                    Its:  President
    ----------------------             -----------------------

                          Exhibit "A"
                          -----------

                            Property

          VSOP
          HOWARD WOLF
          PRET-A-PORTE

                          Exhibit "B"
                          -----------

                 Form of Common Law Assignment

                           ASSIGNMENT

     WHEREAS, Howard B. Wolf, Inc., whose principal place of business is 3809 Parry Avenue, Dallas, Texas, 75226,
(hereinafter, "Assignor"), has adopted and is using the marks
VSOP, PRET-A-PORTE and HOWARD WOLF on the following goods/services:

     women's apparel;

     WHEREAS, Assignor adopted and began usage of such mark for such goods/services on September, 1974, and adopted and began usage of such mark for such goods/services in interstate commerce on September, 1974;

     WHEREAS, the mark is not registered with any Federal, state, local or foreign governmental or regulatory agency, and Assignor is not in the process of seeking registration with any such governmental or regulatory agency;

     WHEREAS, Jean St. Germain, Inc., a California corporation, with its principal place of business at 2305 S. Santa Fe Avenue, Los Angeles, California, 90058 (hereinafter, "Assignee"), is desirous of acquiring said mark and all of Assignor's right, title and interest in said mark, plus the goodwill of the business in connection with which such mark is used;

     NOW, THEREFORE, on the 17th day of February, 1999, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign and transfer unto Assignee, its successors and assigns, all of Assignor's right, title and interest in and to said mark, together with the goodwill of the business symbolized by the mark and any and all claims and demands at law or in equity that Assignor now has or may hereafter acquire on account of any infringement of the trademark prior to the date hereof.

                         ASSIGNOR:
                         HOWARD B. WOLF, INC.


Date: February 17, 1999  By:  /s/  ROBERT WOLF
                            -----------------------------
                         Its:  President
                             ----------------------------

STATE OF TEXAS           )
                         )  ss.
COUNTY OF DALLAS         )

     On this 17th day of February, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared George Rudes and Robert Wolf, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

          WITNESS my hand and official seal.



                                   /s/  LAHONDA G. HOLLE
                                   ----------------------------
          [seal]                   Notary Public

                              HOWARD B. WOLF, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1999

          The undersigned, having received the Notice of Special Meeting and Proxy Statement dated April 15, 1999, appoints Robert D. Wolf and Eugene K. Friesen, and each of them, as Proxies with full power of substitution to represent the undersigned and to vote all shares of Common Stock of Howard B. Wolf, Inc., which the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held on May 6, 1999 at 10:00 am, Dallas, Texas time, at the Crescent Club, 200 Crescent Court, Dallas, Texas, and at any adjournment or adjournments thereof.

          YOUR VOTE IS IMPORTANT! Please sign and date on the reverse and return promptly to Howard B. Wolf, Inc., 3809 Parry Avenue, Dallas, Texas 75226-1753 in the enclosed envelope, so that your shares can be represented at the meeting. The undersigned hereby ratifies and confirms all that said Proxies, agents and attorneys, or any of them, or their substitutes, may lawfully exercise all powers hereby granted, and hereby revokes any prior proxies given by the undersigned to vote at said meeting or any adjournment thereof.

          The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated April 15, 1999.

                  (Continued and to be signed on the reverse)

          THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE PROPOSAL SET FORTH BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

              A proposal to approve and adopt the Plan of Complete Liquidation and Dissolution of Howard B. Wolf, Inc. (the "Company") pursuant to which the Company will liquidate itself and distribute its assets to the shareholders.

          [  ]   FOR          [  ]   AGAINST      [  ]   ABSTAIN

                    Dated: _____________________________________, 1999

                         _____________________________________________
                                           Signature
                         _____________________________________________
                                           Signature
                         Please sign exactly as name appears hereon. Joint owners should each sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.

                         PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                         To: Howard B. Wolf, Inc., 3809 Parry Avenue, Dallas, Texas 75226-1753